Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VANGUARD NATURAL RESOURCES, LLC

TALON MERGER SUB, LLC

EAGLE ROCK ENERGY PARTNERS, L.P.

AND

EAGLE ROCK ENERGY GP, L.P.

DATED AS OF MAY 21, 2015

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5.23	Regulatory Matters	43
5.24	Derivatives	43
5.25	State Takeover Statutes	43
5.26	Partnership Unitholder Approval	44
5.27	Financial Advisors	44
5.28	No Other Representations and Warranties	44

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		44
6.1	Organization, General Authority and Standing	45
6.2	Capitalization	45
6.3	Equity Interests in Other Entities	46
6.4	Power, Authority and Approvals of Transactions	46
6.5	No Violations or Defaults	46
6.6	Consents and Approvals	47
6.7	Financial Reports and Parent SEC Documents	47
6.8	Internal Controls and Procedures	47
6.9	Absence of Undisclosed Liabilities	48
6.10	Absence of Certain Changes or Events	48
6.11	Compliance with Applicable Law; Permits	49
6.12	Material Contracts	49
6.13	Environmental Matters	50
6.14	Reserve Report	51
6.15	Title to Properties	51
6.16	Litigation	51
6.17	Information Supplied	52
6.18	Tax Matters	52
6.19	Employee Benefits	53
6.20	Intellectual Property	55
6.21	Related Party Transactions	55
6.22	Insurance	56
6.23	Derivatives	56
6.24	Availability of Funds	56
6.25	Parent Unitholder Approval	56
6.26	Financial Advisors	56
6.27	Operations of Merger Sub	56
6.28	Regulatory Matters	56
6.29	No Other Representations and Warranties	57

ARTICLE VII COVENANTS		57
7.1	Consummation of the Merger	57
7.2	Registration Statement; Proxy Statement	58
7.3	Alternative Proposals; Change in Recommendation	60
7.4	Access to Information; Confidentiality	65
7.5	Public Statements	66
7.6	Confidentiality	66
7.7	Takeover Laws	66

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7.8	New Common Units Listed	66
7.9	Third-Party Approvals	67
7.10	Indemnification; Directors’ and Officers’ Insurance	67
7.11	Notification of Certain Matters	70
7.12	Section 16 Matters	70
7.13	Distributions	71
7.14	Employee Matters	71
7.15	Transaction Litigation	72
7.16	Financing Cooperation	72

ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER		74
8.1	Mutual Closing Conditions	74
8.2	Additional Partnership Conditions to Closing	74
8.3	Additional Parent Conditions to Closing	75

ARTICLE IX TERMINATION		77
9.1	Termination of Agreement	77
9.2	Procedure Upon Termination	78
9.3	Effect of Termination	78
9.4	Fees and Expenses	78

ARTICLE X MISCELLANEOUS		80
10.1	Amendment or Supplement	80
10.2	Counterparts	80
10.3	Governing Law	80
10.4	Notices	80
10.5	Assignment	81
10.6	Entire Understanding; No Third-Party Beneficiaries	81
10.7	Severability	82
10.8	Jurisdiction	82
10.9	Waiver of Jury Trial	83
10.10	No Recourse	83
10.11	Specific Performance	83
10.12	Survival	83
10.13	No Recourse to Financing Sources	84

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 21, 2015 (this “Agreement”), is entered into by and among Vanguard Natural Resources, LLC, a Delaware limited liability company (“Parent”), Talon Merger Sub, LLC, a Delaware limited liability company and wholly owned indirect subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Entities”), Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and Eagle Rock GP, L.P., a Delaware limited partnership (“Partnership GP,” and, together with the Partnership, the “Partnership Entities”).

RECITALS

WHEREAS, the Partnership Board has (a) determined that it is in the best interests of the Partnership and the Partnership Unitholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (c) resolved to submit this Agreement to a vote of the Partnership Unitholders and recommend approval of this Agreement by the Partnership Unitholders; and

WHEREAS, the Parent Board has (a) determined that it is in the best interests of Parent and the Parent Unitholders, and declared it advisable, for Parent and Merger Sub to enter into this Agreement, (b) approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the transactions contemplated hereby and (c) resolved to submit the New Common Unit Issuance to a vote of the Parent Unitholders and recommend approval of the New Common Unit Issuance by the Parent Unitholders; and

WHEREAS, Parent, as the indirect managing member of Merger Sub, has approved and declared advisable this Agreement and the transactions contemplated hereby and has approved the execution, delivery and performance by Merger Sub of this Agreement and the transactions contemplated hereby; and

WHEREAS, as a condition to Parent’s willingness to enter into this Agreement, Parent, the Partnership, Partnership GP and certain holders of the issued and outstanding Partnership Common Units have entered into a Voting and Support Agreement, dated as of the date of this Agreement (the “Voting Agreement”), pursuant to which, among other things, the holders of certain of the issued and outstanding Partnership Common Units have agreed to vote to adopt this Agreement and take certain other actions in furtherance of the Merger in each case on the terms and subject to the conditions provided for in the Voting Agreement; and

WHEREAS, concurrently with the execution of this Agreement, certain holders of the issued and outstanding Partnership Common Units have entered into a Registration Rights Agreement with Parent, dated as of the date of this Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Parent will file a registration statement with the SEC to register for resale certain New Common Units issued pursuant to Section 3.1.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1                               Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Absent Employee” has the meaning set forth in Section 7.14(a).

“Action” has the meaning set forth in Section 7.10(a).

“Additional Member” has the meaning set forth in the Parent Agreement.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including, but not limited to, voting securities, by contract or agency or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” has the meaning set forth in Section 7.3(h)(i).

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Average Closing Price” means, as of any date, the average of the closing sale prices of a Parent Common Unit as reported on the NASDAQ Global Select Market for the 10 consecutive full trading days (in which such Parent Common Units are traded on the NASDAQ Global Select Market) ending at the close of trading on the full trading day immediately preceding such date.

“Balance Sheet Date” has the meaning set forth in Section 5.9.

“Book-Entry Units” has the meaning set forth in Section 3.2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in New York City, New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended.

“Certificate” has the meaning set forth in Section 3.2.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Claim” has the meaning set forth in Section 7.10(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, 26 U.S.C. § 1 et seq., as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement entered into by and between Parent and the Partnership dated as of October 3, 2014.

“Continuation Period” has the meaning set forth in Section 7.14(b).

“Continuing Employees” has the meaning set forth in Section 7.14(a).

“Deemed Record Date” means (a) August 7, 2015, with respect to distributions paid by Parent to Parent Unitholders attributable to the months of April, May and June 2015, (b) November 9, 2015, with respect to distributions paid by Parent to Parent Unitholders attributable to the months of July, August and September 2015, (c) February 8, 2016, with respect to distributions paid by Parent to Parent Unitholders attributable to the months of October, November and December 2015, and (d) May 9, 2016, with respect to distributions paid by Parent to Parent Unitholders attributable to the months of January, February and March 2016.

“Disguised Sale” has the meaning set forth in Section 3.3(k).

“DLLCA” means the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq., as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. §17-101 et seq., as amended.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means:

(a)                                 any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and

(b)                                 any personnel policy (oral or written), unit option, restricted unit, unit purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and other employee benefit plan, agreement, arrangement, program, practice, or understanding.

“Employees” has the meaning set forth in Section 5.19(i).

“Environmental Laws” means any Law that relates to:

(a)                                 the protection of occupational health and safety or the environment (including air, surface water, groundwater, surface land, subsurface land, plant and animal life, any other natural resource or any matter arising out of or relating to pollution or contamination), or

(b)                                 the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, management, disposal or Release of Hazardous Materials, in each case as in effect at the date of this Agreement.

“Environmental Permit” means any permit, license, regulation, consent, certification, variance, exemption, approval or other authorization required under any Environmental Law.

“Equity Distribution Agreement” means the Equity Distribution Agreement, dated March 12, 2015, by and among Parent and its subsidiaries and Credit Suisse Securities (USA) LLC, UBS Securities LLC, BMO Capital Markets Corp., MLV & Co. LLC, SunTrust Robinson Humphrey, Inc. and BB&T Capital Markets, a division of BB&T Securities, LLC, as managers.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., as amended.

“ERISA Affiliate” means any Person under common control with the Partnership or Parent, as applicable, within the meaning of Section 414(b), (k), or (m) of the Code or Section 4001 of ERISA.

“ETP Units” means the “Common Units” of Energy Transfer Partners, L.P. (as defined in the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., as amended or supplemented from time to time) that are owned or held by the Partnership or its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(c).

“Excluded Units” has the meaning set forth in Section 3.1(d).

“Existing Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 24, 2010, as amended from time to time.

“Expenses” has the meaning set forth in Section 9.4(i).

“Financing Sources” has the meaning set forth in Section 10.13.

“Finance Related Parties” has the meaning set forth in Section 10.13.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator or arbitral body, in each case that has jurisdiction over Parent or the Partnership, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.

“Hazardous Material” means any substance, material or waste that is listed, defined, designated, classified or otherwise regulated as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” pursuant to any Environmental Law, including petroleum and petroleum by-products, PCBs and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or any combination thereof produced or associated therewith.

“Indebtedness” of any Person means:

(a)                                 indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property);

(b)                                 obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person;

(c)                                  obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(d)                                 obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP;

(e)                                  indebtedness of others as described in clauses (a) through (d) above in any manner guaranteed by such Person or for which it is or may become contingently liable;

but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnification Expenses” has the meaning set forth in Section 7.10(a).

“Indemnified Parties” has the meaning set forth in Section 7.10(a).

“Indemnitees” has the meaning set forth in the Existing Partnership Agreement.

“Intellectual Property” means all intellectual property and similar proprietary rights, including intellectual property rights in the following: (a) trademarks, service marks, trade dress, logos, slogans, domain names, trade names and corporate names, all applications and registrations for the foregoing, including all renewals of the same, (b) inventions (regardless of whether patentable), utility models, supplementary protection certifications, patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues, (c) confidential information, trade secrets and know-how and (d) copyrightable works of authorship (including databases and other compilations of information), copyrights, computer software, industrial designs and other design rights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Intervening Event” has the meaning set forth in Section 7.3(e).

“Interview Period” has the meaning set forth in Section 7.14(a).

“Knowledge” means the actual knowledge, after reasonable inquiry, of, in the case of the Partnership, the individuals listed in Section 1.1 of the Partnership Disclosure Schedule and in the case of Parent, the individuals listed on Section 1.1 of the Parent Disclosure Schedule.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority, including common law.

“Letter of Transmittal” has the meaning set forth in Section 3.3(b).

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“LRR Agreement” has the meaning set forth in Section 4.2.

“LRR Consent” means that letter agreement of even date herewith among Parent, LRE GP, LLC and LRR Energy, L.P. related to the consent of the board of directors of LRE GP, LLC to the transactions contemplated hereby.

“LRR GP Sellers” means Lime Rock Management LP, a Delaware limited partnership, Lime Rock Resources A, L.P., a Delaware limited partnership, Lime Rock Resources B, L.P., a Delaware limited partnership, Lime Rock Resources C, L.P., a Delaware limited partnership, Lime Rock Resources II-A, L.P., a Delaware limited partnership, and Lime Rock Resources II-C, L.P., a Delaware limited partnership.

“Material Adverse Effect” means, when used with respect to a Person, any change, event, development, circumstance, condition, occurrence or effect that, individually or in the aggregate, has a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries taken as a whole, but none of the following changes, events, developments, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether a Material Adverse Effect has occurred:

(a)                                 changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions and changes in oil, natural gas, condensate or natural gas liquids prices or the prices of other commodities, including changes in price differentials;

(b)                                 changes in general economic conditions in the:

(i)                                     oil and gas exploration and production industry;

(ii)                                  the natural gas gathering, compressing, treating, processing and transportation industry generally;

(iii)                               the natural gas liquids fractionating and transportation industry generally;

(iv)                              the crude oil and condensate logistics and marketing industry generally; and

(v)                                 the natural gas marketing and trading industry generally (including in each case changes in the Laws affecting such industries);

(c)                                  the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism;

(d)                                 any hurricane, tornado, flood, earthquake or other natural disaster;

(e)                                  with respect to the Partnership only, the identity of, or actions or omissions of Parent, or its Affiliates, or any action taken or omitted to be taken by the Partnership or its Affiliates pursuant to or in accordance with this Agreement or at the request of or with the consent of Parent;

(f)                                   the announcement or pendency of this Agreement (including, for the avoidance of doubt, performance of this Agreement);

(g)                                  any change in the market price or trading volume of the common units of such Person or any securities owned by such Person (it being understood and agreed that the exception in this clause (g) shall not preclude any Party from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change should be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect);

(h)                                 any failure to meet any internal or published budgets, predictions, financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (h) shall not preclude any Party from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect);

(i)                                     any changes in GAAP (or authoritative interpretation of GAAP);

(j)                                    changes in any Laws or regulations applicable to such Person or the industries in which such Person operates or the interpretations thereof; and

(k)                                 any legal proceedings commenced by or involving any current or former member, partner or equityholder of such Person (on their own behalf or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby;

provided, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in clauses (a), (b), (c) or (d) will be taken into account for purposes of determining whether a Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately affects such Person, as compared to other similarly situated Persons operating in the industries in which such Person operates.

“Maximum Amount” has the meaning set forth in Section 7.10(d).

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Consideration” has the meaning set forth in Section 3.1(c).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means NASDAQ Stock Market LLC.

“New Common Units” has the meaning set forth in Section 3.1(c).

“New Common Unit Issuance” has the meaning set forth in Section 3.1(c).

“Notice Period” has the meaning set forth in Section 7.3(d)(i).

“Offered Employee” has the meaning set forth in Section 7.14(a).

“Oil and Gas Properties” means all interests in and rights with respect to oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions.

“Other Parties” means, (a) with respect to any Partnership Entity, the Parent Entities, and (b) with respect to any Parent Entity, the Partnership Entities.

“Outside Date” has the meaning set forth in Section 9.1(e).

“Parent” has the meaning set forth in the Preamble.

“Parent Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of Parent, dated September 15, 2014, as amended from time to time.

“Parent Assignee” means any “Assignee” as such term is defined in the Parent Agreement.

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 7.2(c).

“Parent Class B Unit” means the class B units representing limited liability company interests of Parent, having the rights and obligations specified with respect to “Class B Units” as set forth in the Parent Agreement.

“Parent Common Units” means the common units representing limited liability company interests of Parent having the rights and obligations specified with respect to the “Common Units” as set forth in the Parent Agreement.

“Parent Disclosure Schedule” has the meaning set forth in Section 4.2.

“Parent Employee Benefit Plan” has the meaning set forth in Section 6.19(a).

“Parent Entities” has the meaning set forth in the Preamble.

“Parent Financial Statements” has the meaning set forth in Section 6.7(b).

“Parent Intellectual Property” has the meaning set forth in Section 6.20.

“Parent Material Adverse Effect” has the meaning set forth in Article VI.

“Parent Material Agreement” has the meaning set forth in Section 6.12.

“Parent Meeting” has the meaning set forth in Section 5.6.

“Parent Permits” has the meaning set forth in Section 6.11(b).

“Parent Preferred Units” means, collectively, the Parent Series A Preferred Units, the Parent Series B Preferred Units and the Parent Series C Preferred Units.

“Parent Reserve Report” has the meaning set forth in Section 6.14.

“Parent Restricted Units” has the meaning set forth in Section 3.1(e).

“Parent SEC Documents” has the meaning set forth in Article VI.

“Parent Series A Preferred Units” means the equity interests in Parent having the rights and obligations specified with respect to the “Series A Preferred Units” as set forth in the Parent Agreement.

“Parent Series B Preferred Units” means the equity interests in Parent having the rights and obligations specified with respect to the “Series B Preferred Units” as set forth in the Parent Agreement.

“Parent Series C Preferred Units” means the equity interests in Parent having the rights and obligations specified with respect to the “Series C Preferred Units” as set forth in the Parent Agreement.

“Parent Unitholder Approval” has the meaning set forth in Section 6.25.

“Parent Unitholders” means, collectively, the holders of outstanding Parent Common Units and Parent Class B Units.

“Partnership” has the meaning set forth in the Preamble.

“Partnership 401(k)” means the Eagle Rock Energy 401(k) Plan.

“Partnership Board” means the board of directors of Partnership GP LLC, the general partner of Partnership GP.

“Partnership Board Recommendation” has the meaning set forth in Section 7.2(b).

“Partnership Certificate of Limited Partnership” means the certificate of limited partnership of the Partnership as filed with the Secretary of State of the State of Delaware on May 25, 2006.

“Partnership Change in Recommendation” has the meaning set forth in Section 7.3(c).

“Partnership Common Units” means the common units representing limited partner interests of the Partnership having the rights and obligations specified with respect to the “Common Units” as set forth in the Existing Partnership Agreement.

“Partnership Disclosure Schedule” has the meaning set forth in Section 4.1.

“Partnership Employee Benefit Plan” has the meaning set forth in Section 5.19(a).

“Partnership Entities” has the meaning set forth in the Preamble.

“Partnership Financial Statements” has the meaning set forth Section 5.7(b).

“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP Agreement” means the Agreement of Limited Partnership of Partnership GP dated May 25, 2006.

“Partnership GP LLC” means Eagle Rock Energy G&P, LLC.

“Partnership Intellectual Property” has the meaning set forth in Section 5.20.

“Partnership LTIP” means the Eagle Rock Energy Long-Term Incentive Plan, as amended from time to time.

“Partnership Material Adverse Effect” has the meaning set forth in Article V.

“Partnership Material Agreement” has the meaning set forth in Section 5.12(a).

“Partnership Meeting” has the meaning set forth in Section 5.6.

“Partnership Parties” has the meaning set forth in Section 10.13.

“Partnership Permits” has the meaning set forth in Section 5.11(b).

“Partnership Related Party Transaction” has the meaning set forth in Section 5.21.

“Partnership Reserve Report” has the meaning set forth in Section 5.14.

“Partnership Restricted Units” has the meaning set forth in Section 3.1(e).

“Partnership SEC Documents” has the meaning set forth in Article V.

“Partnership Unitholder Approval” has the meaning set forth in Section 5.26.

“Partnership Unitholders” means the holders of outstanding Partnership Common Units.

“Party” means a party to this Agreement.

“Permitted Encumbrances” means:

(a)                                 to the extent waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b)                                 contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

(c)                                  lease burdens payable to third parties that are deducted in the calculation of discounted present value in the Partnership Reserve Report or the Parent Reserve Report, as applicable, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(d)                                 (i) contractual or statutory Liens securing obligations for labor, services, materials and supplies furnished to mineral interests, or (ii) Liens on pipeline or pipeline facilities that arise out of operation of Law, or (iii) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in the case of any Lien described in the foregoing clauses (i), (ii) or (iii), such Lien (A) secures obligations that are not Indebtedness and are not delinquent and (B) has no material adverse effect on the value, use or operation of the property encumbered thereby;

(e)                                  Liens incurred in the ordinary course of business on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Indebtedness) entered into in the ordinary course of business (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;

(f)                                   pre-judgment Liens and judgment Liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance;

(g)                                  Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Partnership or any of its Subsidiaries, to the extent existing on the date of this Agreement;

(h)                                 customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement;

(i)                                     such title defects as Parent (in the case of title defects with respect to properties or assets of the Partnership or its Subsidiaries) or the Partnership (in the case of title defects with respect to properties or assets of Parent or its Subsidiaries), as applicable, may have expressly waived in writing;

(j)                                    rights reserved to or vested in any Governmental Authority to control or regulate any of the Partnership’s or Parent’s or their respective Subsidiaries’ properties or assets in any manner;

(k)                                 Liens existing on the date of this Agreement securing any Indebtedness;

(l)                                     all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Partnership or Parent or any of their respective Subsidiaries that are customarily granted in the oil and gas industry and (i) do not materially interfere with the operation, value or use of the property or asset affected or (ii) increase the burdens payable to third parties that are deducted in the calculation of discounted present value in the Partnership Reserve Report or Parent Reserve Report, as applicable, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(m)                             any Liens discharged at or prior to the Effective Time; and

(n)                                 all other Liens, defects and irregularities not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property, that are not such as to materially interfere with the operation, value or use of the property or asset affected.

“Person” or “person” means any individual, corporation, limited liability company, limited or general partnership, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, or any group comprised of two or more of the foregoing.

“Proceedings” has the meaning set forth in Section 5.16.

“Proxy Statement” has the meaning set forth in Section 5.6.

“Qualified Offer” means an offer of employment to an Employee by the Parent or a Parent Affiliate that meets each of the following conditions: (i) an offer of a base salary or wages that is equal to or greater than the base salary or wages that the Employee was receiving as of the Effective Time; (ii) an offer of incentive opportunities (including, without limitation, both cash and equity-based incentive opportunities, as well as short-term and long-term opportunities) that are no less favorable, in the aggregate, than the incentive opportunities that the Employee was receiving as of the Effective Time; (iii) an offer of other employee benefits (including, without limitation, health, welfare and retirement benefits) that are no less favorable, in the aggregate, to the benefits that the Employee was receiving as of the Effective Time; and (iv) the offer must not require the Employee to accept a change in the geographic location at which the Employee must perform services to a location that is more than 50 miles from the location at which the Employee normally performs such services as of the Effective Time (not including reasonably required business travel that is not materially greater than such travel requirements prior to the Effective Time).

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Registration Statement” has the meaning set forth in Section 6.6.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping or disposing into the indoor or outdoor environment.

“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Retiring Employee” has the meaning set forth in Section 7.14(a).

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person (or the general partner of such person) to issue, transfer or sell any partnership or other equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. § 77a et seq., as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Superior Proposal” has the meaning set forth in Section 7.3(h)(ii).

“Supplemental Indemnification Agreements” means those certain Supplemental Indemnification Agreements among the Partnership, Partnership GP, Partnership GP LLC and the officers and directors of Partnership GP LLC, Partnership GP and/or the Partnership.

“Surviving Entity” has the meaning set forth in Section 2.1(a).

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax Law” means any Law relating to Taxes.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, or other similar assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not.

“Termination Fee” has the meaning set forth in Section 9.4(h).

“Unqualified Offer” means any offer of employment to an Employee by the Parent or a Parent Affiliate that is not a Qualified Offer.

“Voting Agreement” has the meaning set forth in the Recitals.

“Willful Breach” has the meaning set forth in Section 9.3.

1.2                               Interpretation.  Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)                                 the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)                                 examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)                                  the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)                                 all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e)                                  the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(f)                                   a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g)                                  all references to prices, values or monetary amounts refer to United States dollars;

(h)                                 wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i)                                     this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j)                                    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k)                                 any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(l)                                     the Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;

(m)                             unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(n)                                 all references to days mean calendar days unless otherwise provided; and

(o)                                 all references to time mean Houston, Texas time.

ARTICLE II
THE MERGER; EFFECTS OF THE MERGER

2.1                               The Merger.

(a)                                 The Merger and Surviving Entity.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub will merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease, and the Partnership will survive and continue to exist as a Delaware limited partnership (the Partnership, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

(b)                                 Effectiveness and Effects of the Merger.  Subject to the provisions of this Agreement, the Merger will become effective upon the filing of a properly executed certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware or such later date and time as may be agreed to by Parent and the Partnership and set forth in such Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA.  The Merger will have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.

(c)                                  Certificate of Limited Partnership and Agreement of Limited Partnership.  At the Effective Time, (i) the Partnership Certificate of Limited Partnership will remain unchanged and will be the certificate of limited partnership of the Surviving Entity until duly amended in accordance with applicable Law and (ii) the Existing Partnership Agreement will remain unchanged and will be the agreement of limited partnership of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

(d)                                 Admission as Partner.  At the Effective Time, (i) by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, the Partnership GP or any holder of Parent securities or Partnership Common Units, Parent shall be admitted as the sole limited partner of the Partnership and will hold all Partnership Common Units, (ii) Partnership GP shall continue as the sole general partner of the Partnership, and (iii) the Partnership shall continue without dissolution.

2.2                               Closing.  Subject to the provisions of Article VIII, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) will occur on (a) the third Business Day after the day on which the last of the conditions set forth in Article VIII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which Parent and the Partnership may agree in writing.  The date on which the Closing occurs is referred to as the “Closing Date.”  The Closing of the transactions contemplated by this Agreement will take place at the offices of Paul Hastings LLP, 600 Travis Street, 58th Floor, Houston, Texas 77002, at 10:00 a.m. Houston time on the Closing Date.

ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1                               Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, Partnership GP, or any holder of Parent securities or Partnership Common Units:

(a)                                 All of the limited liability company interests in Merger Sub outstanding immediately prior to the Effective Time will be automatically converted into the sole limited partner interest in the Partnership.

(b)                                 The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time will remain outstanding in the Surviving Entity in the form set forth in the Existing Partnership Agreement, and Partnership GP, as the holder of such general partner interest, will continue as the sole general partner of the Surviving Entity as set forth in the Existing Partnership Agreement.  At the Effective Time, the books and records of the Partnership will be revised to reflect that all limited partners of the Partnership immediately prior to the Effective Time cease to be limited partners of the Partnership pursuant to the terms of this Agreement and that Parent is the sole limited partner of the Partnership, and the Partnership will continue without dissolution.

(c)                                  Each Partnership Common Unit issued and outstanding immediately prior to the Effective Time (excluding any Excluded Units) will be converted into the right to receive 0.185 Parent Common Units (the “Merger Consideration,” and such ratio, the “Exchange Ratio”), which Parent Common Units will be duly authorized, validly issued and fully paid in accordance with applicable Laws and the Parent Agreement, as applicable (such Parent Common Units described in this clause (c) are referred to herein as the “New Common Units,” and the issuance of the New Common Units as part of the Merger Consideration pursuant to this Agreement is referred to herein as the “New Common Unit Issuance”).

(d)                                 Notwithstanding anything to the contrary in this Agreement, at the Effective Time, each Partnership Common Unit (if any) owned immediately prior to the Effective Time by the Partnership or its wholly owned Subsidiaries or by Parent or its wholly owned Subsidiaries (collectively, the “Excluded Units”) will automatically be cancelled and cease to exist and no consideration will be received therefor.

(e)                                  At the Effective Time, except as noted within the last sentence of this Section 3.1(e), any award of Partnership Common Units (including performance units based upon Partnership Common Units) issued under the Partnership LTIP (“Partnership Restricted Units”) and outstanding immediately prior to the Effective Time shall be converted into new awards of restricted units based upon Parent Units (“Parent Restricted Units”).  With respect to any Partnership Restricted Unit that is a performance unit prior to the Effective Time, the performance period shall end and be calculated by the Partnership immediately prior to the Effective Time in accordance with the terms of the individual performance unit award agreements that govern such awards, and the target number of performance units for each holder shall be adjusted in accordance with the terms of the individual performance unit award agreements that govern such awards immediately prior to the conversion of that adjusted Partnership Restricted Unit to a Parent Restricted Unit; provided, however, that the Partnership’s calculation of the performance actually attained on the “Change in Control Date” (as defined in the applicable award agreements) for the shortened performance period shall be subject to the Parent’s good faith review of such calculations on or as soon as practicable following the Closing.  Each award of Partnership Restricted Units being converted into an award of Parent Restricted Units shall be converted with the number of Parent Restricted Units subject to each such converted award to be equal to the result of (i) the number of Partnership Restricted Units subject to such award multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole Parent Restricted Unit.  Each Parent Restricted Unit shall represent a right to receive a Parent Common Unit on the date the restrictions applicable to the Parent Restricted Unit lapses.  The agreements between the Partnership GP and each such award holder regarding the Partnership Restricted Units shall be assumed by Parent or an Affiliate thereof, and such awards, as converted by Parent pursuant to this Section 3.1(e) into Parent Restricted Units, shall continue to be governed, on and after the Effective Time, by the terms and conditions of such agreements (subject to the adjustments required by this Section 3.1(e) after giving effect to the Merger) and by the Partnership LTIP as adopted by Parent pursuant to Section 3.5 and shall otherwise be subject to the same terms and conditions, including, but not limited to, vesting.  Notwithstanding the foregoing, the vesting of the Partnership Restricted Units that any Employee who is either not an Offered Employee or is an Offered Employee that received an Unqualified Offer and determined not to accept such an Unqualified Offer or any member of the Partnership Board holds at the Effective Time shall be accelerated by the Partnership in accordance with the terms of the Partnership LTIP and the applicable award agreements as if the Employee’s or Partnership Board members’ service relationship was terminated without “Cause” or by an “Involuntary Termination,” as applicable, on or following a “Change of Control” (each term as defined in the applicable award agreements) and such Partnership Restricted Units shall be converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) on the terms applicable to issued and outstanding Partnership Common Units.  If an Employee is an Offered Employee that received a Qualified Offer and determined not to accept such a Qualified Offer, the Employee’s Partnership Restricted Units will be forfeited pursuant to his award agreements as if he had voluntarily resigned immediately prior to the Effective Time.

3.2                               Rights As Unitholders; Unit Transfers.  All Partnership Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) will cease to be outstanding and will automatically be canceled and will cease to exist when converted as a result of and pursuant to the Merger.  At the Effective Time, each holder of a certificate representing Partnership Common Units (a “Certificate”) and each holder of non-certificated Partnership Common Units represented by book-entry (“Book-Entry Units”) will cease to be a limited partner of the Partnership and cease to have any rights with respect thereto, except the right to receive (a) the Merger Consideration, and the right to be admitted as an Additional Member of Parent in connection therewith, (b) any cash to be paid in lieu of any fractional New Common Unit in accordance with Section 3.3(d), and (c) any distributions in accordance with Section 3.3(c), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.3; provided, however, that the rights of (i) any holder of the Partnership Restricted Units will be as set forth in Section 3.5, and (ii) any holder of Excluded Units will be as set forth in Section 3.1(d).  In addition, holders as of the relevant record date of Partnership Common Units immediately prior to the Effective Time will have continued rights to any distribution, without interest, with respect to such units with a record date occurring prior to the Effective Time that may have been declared or made by the Partnership with respect to such Partnership Common Units in accordance with the terms of the Existing Partnership Agreement and this Agreement and which remains unpaid as of the Effective Time.  Such distributions by the Partnership are not part of the Merger Consideration, and will be paid on the payment date set therefor to such holders of Partnership Common Units regardless of whether they exchange their Partnership Common Units pursuant to Section 3.3.  At the Effective Time, the unit transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the unit transfer books of the Partnership with respect to Partnership Common Units.

3.3                               Exchange of Certificates.

(a)                                 Exchange Agent.  Prior to the Effective Time, Parent will appoint a commercial bank or trust company reasonably acceptable to the Partnership to act as exchange agent hereunder for the purpose of exchanging Partnership Common Units for the Merger Consideration as required by this Article III (the “Exchange Agent”).  Promptly after the Effective Time, Parent will deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Partnership Common Units, for exchange in accordance with this Article III, through the Exchange Agent, New Common Units and cash as required by this Article III.  Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.3(c) and to make payments in lieu of any fractional New Common Units pursuant to Section 3.3(d), in each case without interest.  Any cash (including as payment for any fractional New Common Units in accordance with Section 3.3(d) and any distributions with respect to such fractional New Common Units in accordance with Section 3.3(c)) and New Common Units deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”  The Exchange Agent will, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for Partnership Common Units pursuant to this Agreement out of the Exchange Fund.  Except as contemplated by Sections 3.3(c) and 3.3(d), the Exchange Fund will not be used for any other purpose.

(b)                                 Exchange Procedures.  Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of Partnership Common Units as of the Effective Time (other than holders of Excluded Units) (i) a letter of transmittal (specifying that in respect of certificated Partnership Common Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) (the “Letter of Transmittal”), and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Partnership Common Units represented by such Certificates or Book-Entry Units, as applicable.  Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may reasonably be required pursuant to such instructions, each holder who held Partnership Common Units immediately prior to the Effective Time (other than (x) holders of the Partnership Restricted Units and (y) holders of Excluded Units) will be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (A) New Common Units representing, in the aggregate, the whole number of New Common Units that such holder has the right to receive pursuant to this Article III (after taking into account all Partnership Common Units then held by such holder), and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional New Common Units pursuant to Section 3.3(d) and distributions pursuant to Section 3.3(c).  No interest will be paid or accrued on any Merger Consideration, any cash payment in lieu of fractional New Common Units, or any Parent distributions payable pursuant to Section 3.3(c).  In the event of a transfer of ownership of Partnership Common Units that is not registered in the transfer records of the Partnership, the Merger Consideration payable in respect of such Partnership Common Units may be paid to a transferee, if the Certificate representing such Partnership Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and Book-Entry Units, accompanied by all documents reasonably required to evidence and effect such transfer and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Partnership Common Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.  Until such required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit representing a Partnership Common Unit (other than an Excluded Unit) will be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration payable in respect of Partnership Common Units, and (without the necessity of such surrender) any cash or distributions to which such holder is entitled pursuant to this Section 3.3.

(c)                                  Distributions with Respect to Unexchanged Partnership Common Units.  No distributions declared or made with respect to Parent Common Units with a Deemed Record Date after the Effective Time will be paid to the holder of any Partnership Common Units with respect to New Common Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New Common Units will be paid to any such holder until such holder has delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by this Section 3.3.  Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there will be paid to such holder of New Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New Common Units to which such holder is entitled pursuant to Section 3.3(d) (which shall be paid by the Exchange Agent as provided therein) and the amount of distributions with a Deemed Record Date after the Effective Time theretofore paid with respect to New Common Units and payable with respect to such New Common Units, and (ii) promptly after such compliance, or, if later, at the appropriate payment date, the amount of distributions with a Deemed Record Date after the Effective Time, but prior to such delivery and surrender and a payment date subsequent to such compliance payable with respect to such New Common Units (which shall be paid by Parent).

(d)                                 Fractional New Common Units.  No certificates or scrip of New Common Units representing fractional New Common Units or book entry credit of the same will be issued upon the surrender of Partnership Common Units outstanding immediately prior to the Effective

Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New Common Units.  Notwithstanding any other provision of this Agreement, each holder of Partnership Common Units converted in the Merger who would otherwise have been entitled to receive a fraction of a New Common Unit (after taking into account all Partnership Common Units exchanged by such holder) will receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a New Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III.  As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Parent will cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms of this Agreement.

(e)                                  Further Rights in Partnership Common Units.  The Merger Consideration issued upon conversion of a Partnership Common Unit in accordance with the terms of this Agreement (including any cash paid pursuant to Section 3.3(d)) and any declared distributions to be paid on Partnership Common Units as described in Section 3.3(c) will be deemed to have been issued in full satisfaction of all rights pertaining to such Partnership Common Unit.

(f)                                   Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Partnership Common Units after 180 days following the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Partnership Common Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration payable in respect of such Partnership Common Units, any cash in lieu of fractional New Common Units to which they are entitled pursuant to Section 3.3(d), or any distributions with respect to New Common Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon.  Any amounts remaining unclaimed by holders of Partnership Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority will, to the extent permitted by applicable Law, be held by Parent.  Without limitation of the foregoing, after 180 days following the Effective Time any amounts remaining unclaimed by holders of Partnership Common Units will become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto under abandoned property, escheat or similar laws.

(g)                                  Lost Certificates.  If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in such amount reasonably determined by Parent, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of Partnership Common Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.3(c) and any cash payable in lieu of fractional New Common Units to which the holders thereof are entitled pursuant to Section 3.3(d)

(h)                                 Withholding.  Parent and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of

Partnership Common Units such amounts as Parent or the Exchange Agent reasonably deems to be required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that Parent or the Exchange Agent, as applicable, will provide reasonable notice to the applicable holders of Partnership Common Units prior to deducting and withholding any amounts pursuant to this Section 3.3(h).  To the extent that amounts are so deducted and withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the holder of Partnership Common Units in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.  The Parties agree that the Partnership intends to deliver to Parent a valid certificate of non-foreign status pursuant to U.S. Treasury Regulations Section 1.1445-2(b) such that no withholding will be required pursuant to Section 1445 of the Code.

(i)                                     Book Entry and Admission of Holders of New Common Units as Additional Members of Parent.  All New Common Units to be issued in the Merger will be issued in book-entry form, without physical certificates.  Upon the issuance of New Common Units to the holders of Partnership Common Units in accordance with this Section 3.3 and the execution and delivery by such holder of a completed and executed Letter of Transmittal, Parent and the Parent Board will be deemed to have automatically consented to the admission of such holder as a member of Parent in respect of its New Common Units, such holder shall be automatically admitted as a member of Parent and such admission will be reflected on the books and records of Parent.

(j)                                    Investment of the Exchange Fund.  Parent will cause the Exchange Agent to invest the Exchange Fund (other than the New Common Units) as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon affects the amounts payable or the timing of the amounts payable to the Partnership Unitholders pursuant to the other provisions of this Section 3.3.  Any interest and other income resulting from such investments will be paid promptly to Parent.

(k)                                 Tax Characterization of Merger and Cash Received.  The Partnership and Parent each acknowledges and agrees that for federal income Tax purposes the transactions consummated pursuant to this Agreement will be treated as an “assets-over” partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby the Partnership will be the terminating partnership and Parent will be the resulting partnership.  As a result, the transactions consummated pursuant to this Agreement shall be treated for U.S. federal income Tax purposes as a contribution, as described in Section 721 of the Code, of all of the assets of the Partnership to Parent in exchange for the Merger Consideration, the cash received in lieu of fractional Parent Common Units and the assumption of liabilities.  To the maximum extent possible, any cash received in lieu of fractional Parent Common Units and other cash deemed received in exchange for the assets shall be treated as a reimbursement of preformation capital expenditures described in Treasury Regulation Section 1.707-4(d).  To the extent any cash received in lieu of fractional Parent Common Units and other cash deemed received in exchange for the assets exceeds the amount that can be so treated, such excess cash will be treated as proceeds of a disguised sale transaction described in Section 707(a)(2)(B) of the Code (a “Disguised Sale”).  Each of the Partnership and Parent agrees to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

3.4                               Anti-Dilution Provisions.  Without limiting the covenants in Sections 4.1 and 4.2, in the event the outstanding Partnership Common Units or Parent Common Units shall have been changed into a different number of units or a different class after the date of this Agreement by reason of any subdivisions, reclassifications, splits, unit distributions, combinations or exchanges of Partnership Common Units or Parent Common Units, the Exchange Ratio will be correspondingly adjusted to provide to the holders of Partnership Common Units and Partnership Restricted Units the same economic effect as contemplated by this Agreement prior to such event.

3.5                               Treatment of the Partnership LTIP.  Prior to the Effective Time, the Parent Board shall adopt the Partnership LTIP, authorize the conversion of Partnership Restricted Units into Parent Restricted Units in accordance with Section 3.1(e) at the Effective Time, and shall take such other actions as may be necessary to authorize the events contemplated in Section 3.1(e); such actions shall include the following: (a) effective as of the Effective Time, the Partnership LTIP shall be continued by Parent and all Partnership obligations thereunder assumed by Parent (including obligations with respect to Parent Restricted Units in accordance with Section 3.1(e)) and such plan shall continue in effect subject to amendment, termination, and/or suspension in accordance with the terms of the Partnership LTIP, notwithstanding the Merger; (b) from and after the Effective Time all references to Partnership Common Units in the Partnership LTIP shall be substituted with references to Parent Common Units; (c) the number of Parent Common Units that will be available for grant and delivery under the Partnership LTIP from and after the Effective Time shall equal (i) the number of Partnership Common Units that were available for grant and delivery under the Partnership LTIP immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio; (d) from and after the Effective Time, awards under the Partnership LTIP may be granted only to those individuals who were eligible to receive awards under the Partnership LTIP immediately before the Effective Time (including any individuals hired on and after the Effective Time who would have been eligible for such awards pursuant to the eligibility provisions of the Partnership LTIP as in effect immediately prior to the Effective Time); and (e) no participant in the Partnership LTIP shall have any right to acquire Partnership Common Units under the Partnership LTIP from and after the Effective Time. Parent shall reserve for issuance a number of Parent Common Units equal to the number of Parent Common Units that will be available for grant and delivery under the Partnership LTIP, as calculated pursuant to Section 3.5(c), from and after the Effective Time.  As soon as practicable following the Effective Time, Parent shall file a Form S-8 registration statement (or such other appropriate form), or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Common Units available for grant and delivery under the adopted Partnership LTIP from and after the Effective Time and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such shares are available for grant and delivery under the plan.  As soon as practicable following the Effective Time, the Partnership shall file a post-effective amendment to the Form S-8 registration statement originally filed by the Partnership with respect to the Partnership LTIP deregistering all shares of Partnership Common Units thereunder.

ARTICLE IV
ACTIONS PENDING MERGER

4.1                               Conduct of Business by the Partnership.  From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, and except (i) as expressly contemplated or permitted by this Agreement, (ii) as may be required by applicable Law or the terms of any Partnership Employee Benefit Plan, (iii) as set forth in the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”), (iv) as required by any agreement of the Partnership or any of its Subsidiaries in effect as of the date of this Agreement, including the Existing Partnership Agreement or (v) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Partnership will not (and Partnership GP will not take any such action on its own behalf or on behalf of the Partnership), and will cause each of the Partnership’s Subsidiaries not to:

(a)                                 (i) conduct its business and the business of its Subsidiaries other than in the ordinary course in any material respect, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or (iii) take any action that adversely affects the ability of any Party to obtain any approvals required under the HSR Act for the transactions contemplated hereby; provided, however, that no action or omission by the Partnership or its Subsidiaries with respect to matters specifically addressed by any provision of Sections 4.1(b) through (r) shall be a breach of this Section 4.1(a);

(b)                                 issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights;

(c)                                  (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or Rights, except upon the forfeiture of Partnership Restricted Units in connection with the terms of the Partnership LTIP and any related award agreements or to satisfy any Tax withholding obligations of the holder thereof or net unit settlements made in connection with the vesting of Partnership Restricted Units or as required by the terms of its securities outstanding on the date of this Agreement by any existing Partnership Employee Benefit Plan;

(d)                                 (i) sell, lease, transfer, farmout, exchange, dispose of, license, convey or discontinue all or any portion of its assets, business or properties other than (A) in the ordinary course of business (including sales, transfers and dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $7,500,000, (C) any distributions expressly permitted under Section 4.1(e), or (D) the sale for cash of all or any portion of the ETP Units; provided, however, that (x) in no event shall the ETP Units or any cash proceeds derived from the sale of any such ETP Units be distributed to the Partnership Unitholders (except to the extent permitted by Section 4.1(e) in connection with regular quarterly distributions to holders of Partnership Common Units) and (y) any cash proceeds derived from the sale of any such ETP Units may be used to repay borrowings under the existing revolving credit facilities, (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than (A) in the ordinary course of business or (B) acquisitions resulting from a working interest holder’s non-participation election in a well or wells, (iii) merge, consolidate or enter into any other business combination transaction with any Person, or (iv) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;

(e)                                  make or declare dividends or distributions (i) to the holders of Partnership Common Units that are special or extraordinary distributions or that are in a cash amount in excess of $0.07 per Partnership Common Unit per quarter or (ii) to the holders of any other units of or interests in the Partnership, other than distributions required under the Existing Partnership Agreement by reason of regular quarterly cash distributions to the Partnership Unitholders;

(f)                                   amend the Partnership Certificate of Limited Partnership, Existing Partnership Agreement or the organizational documents of any Subsidiary of the Partnership;

(g)                                  enter into any contract, agreement or arrangement that would be a Partnership Material Agreement;

(h)                                 modify, amend, terminate or assign, or waive or assign any rights under any Partnership Material Agreement in a manner that is materially adverse to the Partnership and its Subsidiaries, taken as a whole, or that would reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement;

(i)                                     waive, release, assign, settle or compromise any material claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief;

(j)                                    implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

(k)                                 fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;

(l)                                     (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) amend, in any material respect any Tax Return, or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(m)                             (i) increase in any respect the compensation of its officers or employees whose annual base compensation exceeds $200,000 (provided that the Partnership shall provide prompt written notice of any increase in the compensation of its officers or employees), (ii) take any action to increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Partnership Employee Benefit Plan, (iii) grant any severance or termination pay to any officer or director of the Partnership, or any Employee, or (iv) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors or officers of the Partnership or any of its Subsidiaries or any of their beneficiaries;

(n)                                 (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than (A) borrowings under existing revolving credit facilities provided that the aggregate amount of Indebtedness under such revolving credit facilities shall not exceed $165 million or (B) trade credit in the ordinary course of business, (ii) redeem, repurchase, cancel or otherwise acquire any Indebtedness (directly, contingently or otherwise), (iii) enter into any material lease (whether operating or capital), (iv) other than with respect to the existing revolving credit facilities, create any Lien on its property or the property of its Subsidiaries in connection with any pre-existing Indebtedness, new Indebtedness or lease, or (v) make or commit to make any capital expenditures other than such capital expenditures that do not exceed 110% of the Partnership’s 2015 capital budget or that are related to satisfying the Partnership’s plugging and abandonment obligations as disclosed in the Partnership SEC Documents filed with or furnished to the SEC prior to the date of this Agreement;

(o)                                 authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(p)                                 take any action or fail to take any action that would reasonably be expected to cause the Partnership or any of its Subsidiaries that is not a corporation to be treated, for U.S. federal income tax purposes, as a corporation;

(q)                                 enter into any Partnership Related Party Transaction; and

(r)                                    agree or commit to do anything prohibited by clauses (a) through (q) of this Section 4.1;

provided, however, that the foregoing does not limit or restrict the ability of the Partnership or any of its Subsidiaries to take otherwise prohibited actions in response to emergency situations to the extent required in order to ensure the protection of individuals assets or compliance with any Environmental Law; including with respect to any Release or threatened Release of Hazardous Materials; provided that the Partnership promptly notifies Parent of such action.

4.2                               Conduct of Business by Parent.  From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, and except (i) as expressly provided or permitted by this Agreement, (ii) as may be required by applicable Law, (iii) as set forth in the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”), (iv) as provided for or contemplated by any agreement of Parent or any of its Subsidiaries in effect as of the date of this Agreement, including the Parent Agreement and that certain Purchase Agreement and Plan of Merger, dated as of April 20, 2015, by and among Parent, Lighthouse Merger Sub, LLC, LRR Energy, L.P. and LRE GP, LLC, among others (the “LRR Agreement”) (without a waiver or consent from the counterparty thereto), or (v) with the prior written consent of the Partnership Board (which consent will not be unreasonably withheld, conditioned or delayed), Parent will not and will cause each of its Subsidiaries not to:

(a)                                 (i) conduct its business and the business of its Subsidiaries in all material respects other than in the ordinary course, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or (iii) take any action that adversely affects the ability of any Party to obtain any approvals required under the HSR Act for the transactions contemplated hereby; provided, however that no action or omission by Parent or its Subsidiaries with respect to matters specifically addressed by the provisions of Sections 4.2(b) though (o) shall be a breach of this Section 4.2(a);

(b)                                 issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights; provided, however, that Parent may issue and sell any combination of Parent Common Units, Parent Series A Preferred Units, Parent Series B Preferred Units or Parent Series C Preferred Units pursuant to the terms of the Equity Distribution Agreement in the ordinary course of business consistent with past practice;

(c)                                  (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or Rights, except for net unit settlements made in connection with the vesting of restricted units or as required by the terms of its securities outstanding on the date of this Agreement by any existing Parent Employee Benefit Plan;

(d)                                 (i) sell, lease, transfer, farmout, exchange, dispose of, license, convey or discontinue all or any portion of its assets, business or properties other than (A) in the ordinary course of business (including sales, transfers and dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $20,000,000, or (C) any distributions expressly permitted under Section 4.2(e), (ii) acquire or lease any assets or all or any portion of the business or property of any other entity other than acquisitions for consideration not in excess of $500,000,000, (iii) merge, consolidate or enter into any other business combination transaction with any Person or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

(e)                                  make or declare dividends or distributions to the holders of Parent Common Units, Parent Class B Units, Parent Series A Preferred Units, Parent Series B Preferred Units and Parent Series C Preferred Units or to the holders of any other units of or interests in Parent, other than distributions under the Parent Agreement, as in effect on the date of this Agreement, by reason of regular monthly or quarterly cash distributions to Parent Unitholders or holders of Parent Preferred Units;

(f)                                   amend Parent’s certificate of formation, Parent Agreement or any organizational document of Parent’s Subsidiaries as in effect on the date of this Agreement;

(g)                                  except as would not prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement, enter into any contract, agreement or arrangement that would be a Parent Material Agreement;

(h)                                 modify, amend, terminate or assign, or waive or assign any rights under any Parent Material Agreement, in a manner that is materially adverse to Parent and its Subsidiaries, taken as a whole, or that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or that would reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the Outside Date;

(i)                                     implement or adopt any material change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

(j)                                    fail to use commercially reasonable efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it as of the date of this Agreement;

(k)                                 (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) amend in any material respect any Tax Return or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(l)                                     authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(m)                             take any action or fail to take any action that would reasonably be expected to cause Parent or any of its Subsidiaries that is not a corporation to be treated, for U.S. federal income tax purposes, as a corporation;

(n)                                 (i) terminate, amend, modify, assign or waive or assign any rights under any provision of, the LRR Agreement, or enter into any other contract, agreement, arrangement or understanding with the parties to the LRR Agreement that would, in any event, (A) increase the consideration payable to the LRR GP Sellers or equity owners of LRR Energy, L.P., or (B) otherwise adversely affect the holders of Partnership Common Units and or the value of the Merger Consideration or (ii) terminate, amend, modify, assign or waive or assign any rights under any provision of, the LRR Consent, or enter into any other contract, agreement, arrangement or understanding with the parties to the LRR Consent that would have the effect of a termination, amendment, modification, assignment, waiver or assignment of rights under any provision of the LRR Consent; and

(o)                                 agree or commit to do anything prohibited by clauses (a) through (n) of this Section 4.2;

provided, however, that the foregoing does not limit or restrict the ability of Parent or any of its Subsidiaries to take otherwise prohibited actions in response to emergency situations to the extent required in order to ensure the protection of individuals or assets or compliance with any Environmental Law; including with respect to any Release or threatened Release of Hazardous Materials; provided that Parent promptly notifies the Partnership of the same.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP ENTITIES

Except as set forth in (a) all forms, registration statements, reports, schedules and statements filed or furnished by the Partnership with the SEC under the Exchange Act or the Securities Act since January 1, 2014 and prior to the date of this Agreement, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein (collectively, the “Partnership SEC Documents”) (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)), or (b) the Partnership Disclosure Schedule prior to the execution of this Agreement (provided that (i) disclosure in any section of such Partnership Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Partnership Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto, and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”)), the Partnership Entities represent and warrant to Parent as follows:

5.1                               Organization, General Authority and Standing.  Each Partnership Entity is a limited partnership validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Section 5.1 of the Partnership Disclosure Schedule sets forth a true and complete list of the Partnership’s Subsidiaries.  Each of the Partnership’s Subsidiaries (a) is a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite limited partnership, corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in the case of clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

5.2                               Capitalization.

(a)                                 As of the close of business on May 18, 2015, there are 152,986,718 Partnership Common Units issued and outstanding (including 3,423,262 Partnership Restricted Units), and all such Partnership Common Units and limited partner interests represented thereby were duly authorized, are validly issued in accordance with the Existing Partnership Agreement and, except as expressly provided in the Existing Partnership Agreement, are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights).  Partnership GP is the sole general partner of the Partnership, owning all of the outstanding general partner interests in the Partnership, and such general partner interests were duly authorized and validly issued in accordance with the Existing Partnership Agreement and are solely non-economic interests.

(b)                                 As of the date of this Agreement, except as set forth above in this Section 5.2, (i) there are no partnership interests, limited liability company interests or other equity securities of the Partnership or any of its Subsidiaries issued or authorized and reserved for issuance, (ii) except as set forth in the Existing Partnership Agreement, there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any partnership or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

(c)                                  Neither the Partnership nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Partnership Unitholders on any matter.

(d)                                 There are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

5.3                               Equity Interests in Other Entities.  Other than the ETP Units and ownership of interests in its Subsidiaries as set forth in Section 5.1 of the Partnership Disclosure Schedule, the Partnership does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.  The Partnership owns such interests in its Subsidiaries free and clear of all Liens, except for Permitted Encumbrances.

5.4                               Power, Authority and Approvals of Transactions.  Each Partnership Entity has the requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the Partnership Unitholder Approval, to consummate the transactions contemplated hereby.  Subject to the Partnership Unitholder

Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary limited partnership action by each Partnership Entity.  This Agreement has been duly executed and delivered by each Partnership Entity and, assuming due authorization, execution and delivery by the Other Parties thereto, constitutes each Partnership Entity’s valid and binding obligation, enforceable against each Partnership Entity in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

5.5                               No Violations or Defaults.  Subject to required filings under federal and state securities laws and with the NASDAQ, assuming the other consents and approvals contemplated by Section 5.6 and Article VIII are duly obtained and assuming the consents, waivers and approvals specified in Section 7.9(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by each Partnership Entity do not and will not (a) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which any Partnership Entity or any of its respective Subsidiaries is a party or by which any Partnership Entity or any of its Subsidiaries or properties is subject or bound except for such breaches, violations, defaults, terminations, cancellations or accelerations that, either individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect, (b) constitute a breach or violation of, or a default under the Existing Partnership Agreement, the Partnership Certificate of Limited Partnership, the Partnership GP Agreement or the certificate of limited partnership of Partnership GP, (c) materially contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to any Partnership Entity or any of its Subsidiaries or (d) result in the creation of any material Lien on any of the assets of the Partnership Entities or any of their respective Subsidiaries’ assets.

5.6                               Consents and Approvals.  No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (a) the execution and delivery by each Partnership Entity of this Agreement or (b) the consummation by any Partnership Entity of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of a joint proxy statement (the “Proxy Statement”) relating to the matters to be submitted to the Partnership Unitholders at a meeting of such holders for the purpose of approving this Agreement and the Merger (including any adjournment or postponement thereof, the “Partnership Meeting”) and relating to the matters to be submitted to the Parent Unitholders at a meeting of such holders for the purpose, among other things, of approving the New Common Unit Issuance (including any adjournment or postponement thereof, the “Parent Meeting”) and other filings required under federal or state securities laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NASDAQ, (iv) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, and (v) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or prevent or materially delay the consummation of the Merger.

5.7                               Financial Reports and the Partnership SEC Documents.

(a)                                 Since January 1, 2014, the Partnership has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act or the Securities Act.  At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed Partnership SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Partnership SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b)                                 Any consolidated financial statements of the Partnership included in the Partnership SEC Documents (the “Partnership Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto or, in the case of unaudited statements, for normal year-end adjustments (that are not individually or in the aggregate material) and the absence of footnotes, in each case, to the extent permitted by applicable SEC regulations)), and (iii) fairly present in all material respects the consolidated financial position of the Partnership and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments that are not individually or in the aggregate material).

5.8                               Internal Controls and Procedures.  The Partnership has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Partnership, including its Subsidiaries, required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Partnership’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.  The Partnership’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Partnership’s auditors and the audit committee of the Partnership Board (a) all significant deficiencies in the design or operation of internal controls that could adversely affect the Partnership’s ability to record, process, summarize and report financial data and have identified for the Partnership’s auditors any material weaknesses in internal controls and (b) any fraud, regardless of whether material, that involves management or other employees who have a significant role in the Partnership’s internal controls.  The principal executive officer and the principal financial officer of the Partnership have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Partnership SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

5.9                               Absence of Undisclosed Liabilities.  Except as disclosed in the audited financial statements (or notes thereto) included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014, the unaudited financial statements (or notes thereto) included in the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 (the “Balance Sheet Date”), and in the financial statements (or notes thereto) included in subsequent Partnership SEC Documents filed by the Partnership prior to the date of this Agreement, neither the Partnership nor any of its consolidated subsidiaries had at the Balance Sheet Date or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies that (i) are accrued or reserved against in the financial statements of the Partnership included in the Partnership SEC Documents filed prior to the date of this Agreement, or reflected in the notes thereto, (ii) were incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practices, or (iii) relate to this Agreement, the transactions contemplated by this Agreement or the proposal of Parent with respect to the Merger or (b) liabilities, obligations or contingencies that (i) would not reasonably be expected, either individually or in the aggregate, to have a Partnership Material Adverse Effect or (ii) have been discharged or paid in full prior to the date of this Agreement.

5.10                        Absence of Certain Changes or Events.

(a)                                 Since the Balance Sheet Date, there has not been any change, event, development, circumstance, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b)                                 Since the Balance Sheet Date through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, (i) the Partnership has carried on and operated its business in all material respects in the ordinary course of business and (ii) none of the Partnership nor any Subsidiary of the Partnership has undertaken any action that would be prohibited by clauses (d), (e), (g), (h), (i), (l), (o), (p) or (to the extent related to any of the foregoing clauses) (r) of Section 4.1 if such provisions were in effect at all times since the Balance Sheet Date.

5.11                        Compliance with Applicable Law; Permits.

(a)                                 Except with respect to Tax matters (which are provided for in Section 5.18) and environmental matters (which are provided for in Section 5.13), each of the Partnership and Partnership GP is in compliance with all, and is not in default under or in violation of any applicable Law, other than any noncompliance, default or violation that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.  Neither the Partnership nor Partnership GP has received any written communication since the Balance Sheet Date and prior to the date of this Agreement from a

Governmental Authority that alleges that the Partnership is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)                                 The Partnership and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Partnership Permits”), except where the failure to be in possession of such Partnership Permits would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.  All Partnership Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.  No suspension or cancellation of any of the Partnership Permits is pending or, to the Knowledge of the Partnership, threatened, except where such suspension or cancellation would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

5.12                        Material Contracts.

(a)                                 Section 5.12 of the Partnership Disclosure Schedule contains a listing of the following contracts to which the Partnership or any of its Subsidiaries is a party in effect on the date of this Agreement (each contract that is described in this Section 5.12 being a “Partnership Material Agreement”):

(i)                                     each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)                                  each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by the Partnership or Partnership GP, in excess of $5,000,000;

(iii)                               each agreement that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property by the Partnership or Partnership GP (whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000, and any contract securing the obligations of the Partnership or its Subsidiaries with respect to such commitment, in each case, other than agreements solely between or among the Partnership and its Subsidiaries;

(iv)                              each contract for lease of tangible personal property or real property involving aggregate payments in excess of $5,000,000 in any calendar year that are not terminable within 60 days, other than contracts related to drilling rigs;

(v)                                 each contract containing a non-compete or similar type of provision that, following the Closing, by virtue of Parent becoming Affiliated with the Partnership and Partnership GP as a result of this transaction, would by its terms materially restrict the ability of Parent to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(vi)                              each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Partnership or its Subsidiaries, taken as a whole;

(vii)                           each contract for futures, swap, collar, put, call, floor, cap, option, or other contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil and condensate or fluctuations in interest rates that will be binding on the Partnership after the Closing;

(viii)                        each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of the Partnership;

(ix)                              each contract expressly limiting or restricting the ability of the Partnership or its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(x)                                 each contract entered into in connection with a Partnership Related Party Transaction;

(xi)                              each contract that requires the Partnership or any of its Subsidiaries to make expenditures that would reasonably be expected to be in excess of $5,000,000 in the aggregate during the 12-month period following the date of this Agreement;

(xii)                           each collective bargaining agreement to which the Partnership or any of its Subsidiaries is a party or is subject; and

(xiii)                        each agreement under which the Partnership or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $10,000.

(b)                                 Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity; and provided that any indemnity, contribution and exoneration provisions contained in any such Partnership Material Agreement may be limited by applicable Law and public policy, each of the Partnership Material Agreements (i) constitutes the valid and binding obligation of the Partnership or Partnership GP and constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement, in each case unless the failure to be so would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c)                                  There is not, to the Knowledge of the Partnership, under any Partnership Material Agreement, any default or event that, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

5.13                        Environmental Matters.  Except as reflected in the Partnership Financial Statements, and except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect:

(a)                                 The Partnership and its Subsidiaries and their respective assets, real properties and operations are in compliance with all Environmental Laws and Environmental Permits;

(b)                                 The Partnership and its Subsidiaries have obtained all Environmental Permits required under Environmental Laws to operate the business as currently operated.  Section 5.13(b) of the Partnership Disclosure Schedule sets forth a true and complete list of all material Environmental Permits issued to the Partnership and its Subsidiaries;

(c)                                  Since January 1, 2011, none of the Partnership or any of its Subsidiaries has received any written notice from any Governmental Authority alleging, with respect to any such entity or any of their respective assets, real properties (whether owned or leased or formerly owned or leased) or operations, the violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state laws) or any Environmental Permit that remains pending or unresolved;

(d)                                 There are no actions, suits, proceedings (including civil, criminal, administrative and dispute resolution proceedings), claims, causes of action, government investigations, orders, decrees or judgments pending or in effect, or, to the Knowledge of the Partnership, threatened by a Governmental Authority or other third party against the Partnership or its Subsidiaries that allege a violation of or liability under any Environmental Law that remain pending or unresolved, and, to the Knowledge of the Partnership, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit, proceeding, claim, cause of action, investigation, order, decree or judgment that remain pending or unresolved;

(e)                                  There has been no Release of any Hazardous Material by the Partnership or any of its Subsidiaries in violation of Environmental Law at, on, under or from any real properties as a result of the operations of the Partnership or its Subsidiaries that has not been remediated as required by any Environmental Law or otherwise adequately reserved for in the Partnership Financial Statements; and

(f)                                   This Section 5.13 constitutes the sole and exclusive representation and warranty of the Partnership Entities with respect to Environmental Permits, Hazardous Materials and Environmental Law.

5.14                        Reserve Report.  The factual, non-interpretive data relating to the Oil and Gas Properties of the Partnership on which the reserve report prepared by Cawley, Gillespie &

Associates, Inc. referred to in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Partnership Reserve Report”) was accurate in all material respects at the time such data was provided to Cawley, Gillespie & Associates, Inc.  With respect to the proved reserves reflected in the Partnership Reserve Report, the Partnership Reserve Report conforms in all material respects to the guidelines with respect thereto of the SEC.  Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Partnership Reserve Report that would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

5.15                        Title to Properties.  The Partnership and its Subsidiaries have good and indefeasible title to all real and personal properties that are material to the business of the Partnership and its Subsidiaries, in each case free and clear of all Liens and defects and imperfections of title except (a) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Partnership and its Subsidiaries, (b) for Permitted Encumbrances and (c) such as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

5.16                        Litigation.  As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, litigation, claims, causes of action, investigations, arbitrations, mediations or other proceedings (collectively, “Proceedings”) pending or, to the Knowledge of the Partnership, threatened, against the Partnership or its Subsidiaries or to which the Partnership or any of its Subsidiaries is otherwise a party or, to the Knowledge of the Partnership, a threatened party, except for Proceedings that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or to prevent or materially delay the consummation of the Merger.

5.17                        Information Supplied.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Article VI, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership specifically for inclusion in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Proxy Statement is first mailed to Partnership Unitholders or Parent Unitholders, and at the time of the Partnership Unitholders Meeting and Parent Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

5.18                        Tax Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect:

(a)                                 each of the Partnership and its Subsidiaries has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by or with respect to the Partnership or any of its Subsidiaries, and all such Tax Returns are true, correct and complete;

(b)                                 all Taxes owed by the Partnership or any of its Subsidiaries (regardless of whether shown on any Tax Return) have been duly and timely paid in full or an adequate reserve for the payment of such Taxes has been established in accordance with GAAP;

(c)                                  there is no Proceeding now pending against the Partnership or any of its Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by the Partnership or any of its Subsidiaries that is still pending;

(d)                                 no written claim has been made by any Tax authority in a jurisdiction where the Partnership or one of its Subsidiaries do not currently file a Tax Return that the Partnership or such Subsidiary is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by any Partnership Entity;

(e)                                  there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from the Partnership or any of its Subsidiaries;

(f)                                   each of the Partnership and its Subsidiaries has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(g)                                  none of the Partnership or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by the Partnership or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement;

(h)                                 none of the Partnership or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than the Partnership or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise;

(i)                                     the Partnership and each of its Subsidiaries that is classified as a partnership for U.S. federal tax purposes has in effect a valid election under Section 754 of the Code; and

(j)                                    the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation; and

(k)                                 each Subsidiary of the Partnership is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

5.19                        Employee Benefits and Employment Matters.

(a)                                 Section 5.19(a) of the Partnership Disclosure Schedule sets forth a complete and accurate list of each material Employee Benefit Plan sponsored, maintained or contributed to by the Partnership or any of its ERISA Affiliates during the six year period prior to the date of this Agreement or for which the Partnership or any of its ERISA Affiliates has or could have any liability, contingent or otherwise (each, a “Partnership Employee Benefit Plan”).

(b)                                 With respect to each Partnership Employee Benefit Plan, the Partnership has heretofore made available to Parent a true and complete copy, or summary if no plan document exists, as of the date of this Agreement, of (i) each Partnership Employee Benefit Plan, (ii) each trust agreement or annuity contract, if any, in effect as of the date of this Agreement that relates to any Partnership Employee Benefit Plan, (iii) the most recently prepared actuarial valuation report in connection with each Partnership Employee Benefit Plan for which an actuarial valuation report was required to be prepared under applicable Law, (iv) the most recent insurance policy or other material documentation relating directly or indirectly to the funding or administration of each Partnership Employee Benefit Plan, and (v) with respect to documents that may not be found in public records, material filings and correspondence with any Governmental Authority within the prior three (3) years.

(c)                                  Each Partnership Employee Benefit Plan has been administered in all respects in accordance with its terms, and in compliance with the applicable provisions of all Laws applicable to such Partnership Employee Benefit Plan, and complies with such terms and such Laws, in each case except where the failure to be so administered or to so comply, would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.  There are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Partnership Employee Benefit Plans) or proceedings pending or, to the Knowledge of the Partnership, threatened against or involving any Partnership Employee Benefit Plan or asserting any rights to, or claims for benefits under, any Partnership Employee Benefit Plan that would reasonably be expected to have a Partnership Material Adverse Effect.

(d)                                 Except as would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect, there do not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liabilities to the Partnership or any of its ERISA Affiliates under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) to the Knowledge of the Partnership, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (v) to the

Knowledge of the Partnership, a “multiple employer plan” (as defined in Section 413(c) of the Code), in each case, that would reasonably be expected to be a liability of Parent and its Affiliates following the Effective Time.  Except as, individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect, each Partnership Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or may rely upon an opinion letter for a master/prototype plan or an advisory letter for a volume submitter plan and, to the Knowledge of the Partnership, nothing has occurred that could adversely affect the qualified status of any such Partnership Employee Benefit Plan.  Except as would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect, each Partnership Employee Benefit Plan conforms with or is exempt from Section 409A of the Code, and no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Partnership Employee Benefit Plan and, to the Knowledge of the Partnership, no fiduciary (within the meaning of Section 3(21) of ERISA) of any Partnership Employee Benefit Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject the Partnership to material liability taken as a whole.  Each Partnership Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent or the Partnership (other than ordinary administration expenses and payment of accrued benefits).

(e)                                  Except as set forth on Section 5.19(e) of the Partnership Disclosure Schedule, no payments (within the meaning of Section 280G of the Code and related regulations) have or will be made under a Partnership Employee Benefit Plan in connection with the consummation of the transactions contemplated hereby that, in the aggregate, would reasonably be expected to result in the imposition of sanctions imposed under Sections 280G and 4999 of the Code, and there are no Liens arising from or relating to any Partnership Employee Benefit Plan.

(f)                                   Except as set forth on Section 5.19(f) of the Partnership Disclosure Schedule, to the Knowledge of the Partnership, no Partnership Employee Benefit Plan or any other arrangement maintained by the Partnership or its Subsidiaries provides any of the following retiree or post-employment benefits to any Person: medical, disability (other than disability benefits relating to a disability occurring during relevant employment) or life insurance benefits, except as required by (i) the applicable requirements of Section 4980B of the Code or any similar state law or (ii) company-paid or subsidized healthcare coverage pursuant to an employment, severance or similar agreement, plan or arrangement.  Except as would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect, each of the Partnership and each of its ERISA Affiliates is in compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(g)                                  The Partnership and its Subsidiaries are and have been in compliance in all respects with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.  There are no pending or, to the Knowledge of the Partnership, threatened material investigations, audits, complaints or proceedings against the Partnership by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing that would reasonably be expected to result in a Partnership Material Adverse Effect.

(h)                                 Neither the Partnership nor any of its Subsidiaries is a party to, or subject to, a collective bargaining agreement with any labor union or representative of any Employees, and no union organizational activity has occurred, or to the Knowledge of the Partnership has been threatened, in each case within the past six years.  There are no pending or, to the Knowledge of the Partnership, threatened, labor disputes, strikes, lock-outs, work stoppages, requests for representation, pickets or work slow-downs, nor has such event or labor difficulty occurred within the past three years.

(i)                                     Section 5.19(i) of the Partnership Disclosure Schedule contains a list of all persons currently employed by the Partnership and its Subsidiaries, including employees on leave of absence, including family medical leave, military leave, disability or sick leave (but excluding employees on long-term disability leave) (collectively, “Employees”), and such list sets forth the following information for each such Employee: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual or hourly base compensation rate; (v) commission, bonuses or other incentive-based compensation targets for which he or she is eligible; (vi) work location; and (vii) exempt or non-exempt classification under the Fair Labor Standards Act. As of the date of this Agreement, all compensation, including wages, benefits, commissions and bonuses, due and payable to all of the Employees for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet) and there are no outstanding agreements, understandings or commitments with any of such Employees for unpaid or deferred compensation.

5.20                        Intellectual Property.  The Partnership and its Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of the businesses of the Partnership and its Subsidiaries as presently conducted (collectively, the “Partnership Intellectual Property”) free and clear of all Liens except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.  To the Knowledge of the Partnership, the use of the Partnership Intellectual Property by the Partnership in the operation of the business of the Partnership as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

5.21                        Related Party Transactions.  Except as disclosed in the Partnership SEC Documents, as of the date of this Agreement, neither the Partnership nor any of its Subsidiaries are party to any transaction or arrangement under which any (i) present or former executive officer or director of the Partnership or any Subsidiary of the Partnership, (ii) beneficial owner

(within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the Partnership Units or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Partnership or any Subsidiary of the Partnership or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Partnership pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each of the foregoing, a “Partnership Related Party Transaction”).

5.22                        Insurance.  The Partnership and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as Partnership GP believes to be customary for the industries in which the Partnership and its Subsidiaries operate.  Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of the Partnership or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by the Partnership or its Subsidiaries and (b) the Partnership and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Partnership or any of its Subsidiaries as of the date of this Agreement, and neither the Partnership nor any of its Subsidiaries are in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

5.23                        Regulatory Matters.  None of the Partnership or any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.  None of the Partnership or any of its Subsidiaries owns or holds any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery or equipment that are subject to (a) regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, or (b) rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

5.24                        Derivatives.  The Partnership SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of the Partnership and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of the Partnership and its Subsidiaries, as of the dates reflected therein.

5.25                        State Takeover Statutes.  The Partnership Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby and thereby, including the Merger, all potentially applicable state anti-takeover statutes or regulations and any similar provisions in the Existing Partnership Agreement.

5.26                        Partnership Unitholder Approval.  The approval of this Agreement by the affirmative vote or consent of the holders, as of the record date for the Partnership Meeting, of at least a majority of the Outstanding (as defined in the Existing Partnership Agreement) Partnership Common Units, voting as a class (the “Partnership Unitholder Approval”), is the only vote or approval of any class or series of securities representing limited partner interests of the Partnership necessary to approve this Agreement and to approve the transactions contemplated hereby, including the Merger.

5.27                        Financial Advisors.  No Partnership Entity has incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Partnership or any of its Subsidiaries will have any responsibility or liability whatsoever, excluding fees to be paid to the Partnership’s financial advisors, pursuant to letter agreements, the existence of which have been heretofore disclosed to Parent and which fees have been disclosed to Parent.

5.28                        No Other Representations and Warranties.  Except for the representations and warranties set forth in this Article V, neither the Partnership Entities nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership Entities or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby.  Without limiting the generality of the foregoing, neither the Partnership Entities nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (a) all forms, registration statements, reports, schedules and statements filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since January 1, 2014 and on or prior to the date of this Agreement, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein (collectively, the “Parent SEC Documents”) (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)) or (b) the Parent Disclosure Schedule prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Parent Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect on Parent (a “Parent Material Adverse Effect”)), Parent and Merger Sub represent and warrant to the Partnership as follows:

6.1                               Organization, General Authority and Standing.  Parent is a limited liability company validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a limited liability company validly existing and in good standing under the Laws of the State of Delaware.  Each of Parent and Merger Sub has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Section 6.1 of the Parent Disclosure Schedule sets forth a true and complete list of Parent’s Subsidiaries.  Each of Parent’s Subsidiaries (a) is a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite limited partnership, corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in the case of clauses (b) and (c) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.2                               Capitalization.

(a)                                 As of the close of business on May 18, 2015, there are 86,016,326 Parent Common Units issued and outstanding (including 884,711 restricted units of Parent), 420,000 Parent Class B Units issued and outstanding, 2,581,873 Parent Series A Preferred Units issued and outstanding, 7,000,000 Parent Series B Preferred Units issued and outstanding, 4,300,000 Parent Series C Preferred Units issued and outstanding, 333,047 Parent phantom units and no Parent unit options outstanding, and all such Parent Common Units, Parent Class B Units, Parent Series A Preferred Units, Parent Series B Preferred Units, Parent Series C Preferred Units, phantom units and unit options and the limited liability company interests represented thereby were duly authorized and are validly issued in accordance with the Parent Agreement, and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights).

(b)                                 As of the date of this Agreement, except as set forth above in this Section 6.2, (i) there are no partnership interests, limited liability company interests or other equity securities of Parent or any of its Subsidiaries issued or authorized and reserved for issuance, (ii) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent or any of its Subsidiaries to issue, transfer or sell any partnership or other equity interest of Parent or such Subsidiary or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in Parent or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

(c)                                  Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Parent Unitholders on any matter.

(d)                                 There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of Parent or any of its Subsidiaries.

6.3                               Equity Interests in Other Entities.  Other than ownership of interests in its Subsidiaries as set forth on Section 6.1 of the Parent Disclosure Schedule, Parent does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.  Parent owns such interests in its Subsidiaries free and clear of all Liens, except for Permitted Encumbrances.

6.4                               Power, Authority and Approvals of Transactions.  Each of Parent and Merger Sub has the requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the Parent Unitholder Approval, to consummate the transactions contemplated hereby.  Subject to the Parent Unitholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary limited liability company action by Parent and by Merger Sub.  The Parent Board has approved and declared advisable this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Partnership thereto, constitutes Parent’s and Merger Sub’s valid and binding obligations, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

6.5                               No Violations or Defaults.  Subject to required filings under federal and state securities laws and with the NASDAQ, assuming the other consents and approvals contemplated by Section 6.6 and Article VIII are duly obtained and assuming the consents, waivers and approvals specified in Section 7.9(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent do not and will not (a) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or properties is subject or bound except for such breaches, violations, defaults, terminations, cancellations or accelerations that, either individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (b) constitute a breach or violation of, or a default under the Parent Agreement or Parent’s certificate of formation, (c) materially contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or (d) result in the creation of any material Lien on any of the assets of Parent or any of its Subsidiaries’ assets.

6.6                               Consents and Approvals.  No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (a) the execution and delivery by Parent and Merger Sub of this Agreement or (b) the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of the Proxy Statement and the filing with the SEC of the registration statement on Form S-4 by Parent in connection with the issuance of New Common Units in connection with the Merger, which will include the Proxy Statement (as amended or supplemented from time to time, the “Registration Statement”), and other filings under federal and state securities laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NASDAQ, (iv) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, and (v) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger.

6.7                               Financial Reports and Parent SEC Documents.

(a)                                 Since January 1, 2014, Parent has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act or the Securities Act.  At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed Parent SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b)                                 Any consolidated financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto or, in the case of unaudited statements, for normal year-end adjustments (that are not individually or in the aggregate material) and the absence of footnotes, in each case, to the extent permitted by applicable SEC regulations), and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments that are not, individually or in the aggregate, material).

6.8                               Internal Controls and Procedures.  Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its

Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.  Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (a) all significant deficiencies in the design or operation of internal controls that could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (b) any fraud, regardless of whether material, that involves management or other employees who have a significant role in Parent’s internal controls.  The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

6.9                               Absence of Undisclosed Liabilities.  Except as disclosed in the audited financial statements (or notes thereto) included in Parent’s Annual Report on Form 10-K for the year ended December 31, 2014, the unaudited financial statements (or notes thereto) included in the Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended on the Balance Sheet Date, and in the financial statements (or notes thereto) included in subsequent Parent SEC Documents filed by Parent prior to the date of this Agreement, neither Parent nor any of its consolidated subsidiaries had at the Balance Sheet Date or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies that (i) are accrued or reserved against in the financial statements of Parent included in the Parent SEC Documents filed prior to the date of this Agreement, or reflected in the notes thereto, (ii) were incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practices or (iii) relate to this Agreement, the transactions contemplated by this Agreement or the proposal of Parent with respect to the Merger or (b) liabilities, obligations or contingencies that (i) would not reasonably be expected, either individually or in the aggregate, to have a Parent Material Adverse Effect or (ii) have been discharged or paid in full prior to the date of this Agreement.

6.10                        Absence of Certain Changes or Events.

(a)                                 Since the Balance Sheet Date, there has not been any change, event, development, circumstance, condition, contribution, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Since the Balance Sheet Date through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, (i) Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business and (ii) none of Parent nor any Subsidiary of Parent has undertaken any action that would be prohibited by clauses (d), (e), (f), (g), (h), (k), (l), (m), (n) or (to the extent related to any of the foregoing clauses) (o) of Section 4.2 if such provisions were in effect at all times since the Balance Sheet Date.

6.11                        Compliance with Applicable Law; Permits.

(a)                                 Except with respect to Tax matters (which are provided for in Section 6.18) and environmental matters (which are provided for in Section 6.13), each of Parent and its Subsidiaries is in compliance with all, and is not in default under or in violation of any applicable Law, other than any noncompliance, default or violation that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries has received any written communication since the Balance Sheet Date and prior to the date of this Agreement from a Governmental Authority that alleges that Parent or any of its Subsidiaries is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 Parent and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Parent Permits”), except where the failure to be in possession of such Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  No suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where such suspension or cancellation would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.12                        Material Contracts.  (a) Section 6.12 of the Parent Disclosure Schedule contains a listing of the following contracts to which Parent or any of its Subsidiaries is a party in effect on the date of this Agreement (each contract that is described in this Section 6.12 being a “Parent Material Agreement”):

(i)                                     each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)                                  each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by Parent, in excess of $25,000,000;

(iii)                               each agreement that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property by Parent (whether incurred, assumed, guaranteed or secured by any asset) in excess of $25,000,000 and any agreement securing the obligations of Parent or its Subsidiaries with respect to such commitment, in each case, other than agreements solely between or among Parent and its Subsidiaries;

(iv)                              each contract for lease of tangible personal property or real property involving aggregate payments in excess of $25,000,000 in any calendar year that are not terminable within 60 days, other than contracts related to drilling rigs;

(v)                                 each joint development agreement, exploration agreement, participation or program agreement or similar agreement that contractually requires Parent to make expenditures that would reasonably be expected to be in excess of $25,000,000 in the aggregate during the 12-month period following the date of this Agreement;

(vi)                              each contract expressly limiting or restricting the ability of Parent or its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vii)                           each collective bargaining agreement to which the Partnership is a party or is subject; and

(viii)                        each agreement under which Parent has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $100,000.

(b)                                 Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity; and provided that any indemnity, contribution and exoneration provisions contained in any such Parent Material Agreement may be limited by applicable Law and public policy, each of the Parent Material Agreements (i) constitutes the valid and binding obligation of Parent and constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement, in each case unless the failure to be so would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)                                  There is not, to the Knowledge of Parent, under any Parent Material Agreement, any default or event that, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.13                        Environmental Matters.  Except as reflected in the Parent Financial Statements, and except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a)                                 Each of Parent and its Subsidiaries and its assets, real properties and operations are in compliance with all Environmental Laws and Environmental Permits;

(b)                                 Neither Parent nor its Subsidiaries have received any written notice from any Governmental Authority alleging, with respect to any such entity or any of their respective assets, real properties (whether owned or leased or formerly owned or leased) or operations, the violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state laws) or any Environmental Permit that remains pending or unresolved;

(c)                                  There are no actions, suits, proceedings (including civil, criminal, administrative and dispute resolution proceedings), claims, causes of action, government investigations, orders, decrees or judgments pending or in effect, or, to the Knowledge of Parent, threatened by a Governmental Authority or other third party against Parent or its Subsidiaries that allege a violation of or liability under any Environmental Law that remain pending or unresolved, and, to the Knowledge of Parent, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit, proceeding, claim, cause of action, investigation, order, decree or judgment that remain pending or unresolved;

(d)                                 There has been no Release of any Hazardous Material by Parent or its Subsidiaries in violation of Environmental Law at, on, under or from any real properties as a result of the operations of Parent or its Subsidiaries that has not been remediated as required by any Environmental Law or otherwise adequately reserved for in the Parent Financial Statements; and

(e)                                  This Section 6.13 constitutes the sole and exclusive representation and warranty of Parent with respect to Environmental Permits, Hazardous Materials and Environmental Law.

6.14                        Reserve Report.  The factual, non-interpretive data relating to the Oil and Gas Properties of Parent on which the reserve report prepared by DeGolyer and MacNaughton, referred to in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Parent Reserve Report”) was based was accurate in all material respects at the time such data was provided to DeGolyer and MacNaughton.  With respect to the proved reserves reflected in the Parent Reserve Report, the Parent Reserve Report conforms in all material respects to the guidelines with respect thereto of the SEC.  Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.15                        Title to Properties.  Parent and its Subsidiaries have good and indefeasible title to all real and personal properties that are material to the business of Parent and its Subsidiaries, in each case free and clear of all Liens and defects and imperfections of title except (a) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Parent and its Subsidiaries, (b) for Permitted Encumbrances and (c) such as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.16                        Litigation.  As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is otherwise a party or, to the Knowledge of Parent, a threatened party, except for Proceedings that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or to prevent or materially delay the consummation of the Merger.

6.17                        Information Supplied.  Subject to the accuracy of the representations and warranties of the Partnership set forth in Article V, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Proxy Statement is first mailed to Partnership Unitholders or Parent Unitholders, and at the time of the Partnership Unitholders Meeting and Parent Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act.  Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

6.18                        Tax Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a)                                 each of Parent and its Subsidiaries has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries, and all such Tax Returns are true, correct and complete;

(b)                                 all Taxes owed by Parent and its Subsidiaries (regardless of whether shown on any Tax Return) have been duly and timely paid in full or an adequate reserve for the payment of such Taxes has been established in accordance with GAAP;

(c)                                  there is no Proceeding now pending against Parent or any of its Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by Parent or any of its Subsidiaries that is still pending;

(d)                                 no written claim has been made by any Tax authority in a jurisdiction where Parent or any of its Subsidiaries does not currently file a Tax Return that Parent or any such Subsidiary is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by Parent or any of its Subsidiaries;

(e)                                  there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from Parent or any of its Subsidiaries;

(f)                                   each of Parent and its Subsidiaries has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(g)                                  none of Parent or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by Parent or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement;

(h)                                 none of Parent or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise;

(i)                                     Parent and each of its Subsidiaries that is classified as a partnership for U.S. federal tax purposes has in effect a valid election under Section 754 of the Code;

(j)                                    Parent is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation; and

(k)                                 each Subsidiary of Parent other than VNR Finance Corp. is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

6.19                        Employee Benefits.

(a)                                 Section 6.19(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of each material Employee Benefit Plan sponsored, maintained or contributed to by Parent or any of its ERISA Affiliates during the six-year period preceding the date of this Agreement, or for which Parent or any of its ERISA Affiliates has or could have any liability, contingent or otherwise (each, a “Parent Employee Benefit Plan”).

(b)                                 With respect to each Parent Employee Benefit Plan, Parent has heretofore made available to the Partnership a true and complete copy, or summary if no plan document exists, as of the date of this Agreement, of (i) each material Parent Employee Benefit Plan, (ii) each trust agreement or annuity contract, if any, in effect as of the date of this Agreement that relates to any Parent Employee Benefit Plan, (iii) the most recently prepared actuarial valuation report in connection with each Parent Employee Benefit Plan for which an actuarial valuation report was required to be prepared under applicable Law, (iv) the most recent insurance policy or other material documentation relating directly or indirectly to the funding or administration of each Parent Employee Benefit Plan, and (v) with respect to documents that may not be found in public records, material filings and correspondence with any Governmental Authority within the prior three (3) years.

(c)                                  Each Parent Employee Benefit Plan has been administered in all respects in accordance with its terms, and in compliance with the applicable provisions of all Laws applicable to such Parent Employee Benefit Plan, and complies with such terms and such Laws, in each case except where the failure to be so administered or to so comply, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  There are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Parent Employee Benefit Plans) or proceedings pending or, to the Knowledge of Parent, threatened against or involving any Parent Employee Benefit Plan or asserting any rights to, or claims for benefits under, any Parent Employee Benefit Plan that would reasonably be expected to have a Parent Material Adverse Effect.

(d)                                 Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, there do not now exist, nor do any circumstances exist that would result in, any liabilities to Parent or any of its ERISA Affiliates under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) to the Knowledge of Parent, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) to the Knowledge of Parent, a “multiple employer plan” (as defined in Section 413(c) of the Code).  Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or may rely upon an opinion letter for a master/prototype plan or an advisory letter for a volume submitter plan and, to the Knowledge of Parent, nothing has occurred that could adversely affect the qualified status of any such Parent Employee Benefit Plan.  Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, each Parent Employee Benefit Plan conforms with or is exempt from Section 409A of the Code, and no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Benefit Plan and, to the Knowledge of Parent, no fiduciary (within the meaning of Section 3(21) of ERISA) of any Parent Employee Benefit Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject the Partnership to material liability taken as a whole.  Each Parent Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent or the Partnership (other than ordinary administration expenses and payment of accrued benefits).

(e)                                  Except as set forth on Section 6.19(e) of the Parent Disclosure Schedule, no payments (within the meaning of Section 280G of the Code and related regulations) have or will be made under a Parent Employee Benefit Plan in connection with the consummation of the transactions contemplated hereby that, in the aggregate, would reasonably be expected to result in the imposition of sanctions imposed under Sections 280G and 4999 of the Code, and there are no Liens arising from or relating to any Parent Employee Benefit Plan.

(f)                                   Except as set forth on Section 6.19(f) of the Parent Disclosure Schedule, to the Knowledge of Parent, no Parent Employee Benefit Plan or any other arrangement maintained by Parent or its Affiliates provides any of the following retiree or post-employment benefits to any Person: medical, disability (other than disability benefits relating to a disability occurring during relevant employment) or life insurance benefits, except as required by (i) the applicable requirements of Section 4980B of the Code or any similar state law or (ii) company-paid or subsidized healthcare coverage pursuant to an employment, severance or similar agreement, plan or arrangement.  Except as would not, individually or in the aggregate, be expected to have a Parent Material Adverse Effect, each of Parent and each of its ERISA Affiliates is in compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(g)                                  Parent and its Subsidiaries are, and have been, in compliance in all respects with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  There are no pending or, to the Knowledge of the Parent, threatened material investigations, audits, complaints or proceedings against the Parent or its Subsidiaries by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing that would reasonably be expected to result in a Parent Material Adverse Effect.

(h)                                 None of Parent or any of its Affiliates is a party to, or subject to, a collective bargaining agreement with any labor union or representative of any individuals employed by Parent or any of its Affiliates, and no organizational activity has occurred, or to the Knowledge of Parent has been threatened, in each case within the past six years.  There are no pending or, to the Knowledge of Parent, threatened, labor disputes, strikes, lock-outs, work stoppages, requests for representation, pickets or work slow-downs, nor has such event or labor difficulty occurred within the past three years.

6.20                        Intellectual Property.  Parent and its Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of the businesses of Parent and its Subsidiaries as presently conducted (collectively, the “Parent Intellectual Property”) free and clear of all Liens except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  To the Knowledge of Parent, the use of the Parent Intellectual Property by Parent and its Subsidiaries in the operation of Parent’s business as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.21                        Related Party Transactions.  Except as disclosed in the Parent SEC Documents, neither Parent nor any of its Subsidiaries are party to any transaction or arrangement under which any (a) present or former executive officer or director of Parent or any Subsidiary of Parent, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of Parent or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon Parent or any Subsidiary of Parent or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

6.22                        Insurance.  Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which it and its Subsidiaries operate.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by Parent or its Subsidiaries and (b) Parent and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement, and neither Parent nor any of its Subsidiaries is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

6.23                        Derivatives.  The Parent SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of Parent and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Parent and its Subsidiaries, as of the dates reflected therein.

6.24                        Availability of Funds.  Parent and Merger Sub will have available at the Closing all of the funds required for the consummation of the transactions contemplated by this Agreement.

6.25                        Parent Unitholder Approval.  The approval of the New Common Unit Issuance by the majority of the votes cast affirmatively or negatively by holders of the outstanding Parent Common Units and Parent Class B Units at a duly called meeting of the Parent’s members (the “Parent Unitholder Approval”) is the only vote or approval of any class or series of securities of Parent necessary to approve the Agreement and the transactions contemplated hereby, including the Merger and the New Common Unit Issuance.

6.26                        Financial Advisors.  Parent has not incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Partnership or Parent will have any responsibility or liability whatsoever, excluding fees to be paid to Parent’s financial advisors, pursuant to letter agreements, the existence of which have been heretofore disclosed to the Partnership and which fees have been disclosed to the Partnership.

6.27                        Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

6.28                        Regulatory Matters.  Parent is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

6.29                        No Other Representations and Warranties.  Except for the representations and warranties set forth in this Article VI, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Partnership in connection with the Merger or the other transactions contemplated hereby.  Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or any other Person resulting from the distribution to the Partnership (including its respective Representatives), or the Partnership’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to the Partnership in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE VII
COVENANTS

The Partnership Entities hereby covenant to and agree with the Parent Entities, and Parent and Merger Sub hereby covenant to and agree with the Partnership Entities, that:

7.1                               Consummation of the Merger.

(a)                                 Subject to the terms and conditions of this Agreement (including Section 7.1(c)), each of the Parent Entities, on the one hand, and each of the Partnership Entities, on the other hand, will cooperate with the other and use (and will cause their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the Merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits (including Environmental Permits), authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Merger, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and (iv) obtain all necessary consents, approvals or waivers from third parties.

(b)                                 Each of the Parties hereto will use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Merger, including any proceeding initiated by a private Person, (ii) promptly inform the Other Parties of (and supply to the Other Parties) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Merger (iii) permit the Other Parties to review in advance and incorporate their reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any investigations or reviews under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the Other Parties in advance of any meeting, written communications or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the Other Parties the opportunity to attend and participate in such meetings and teleconferences.  Subject to Section 7.4(b), the Parties will take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.1 in a manner so as to preserve the applicable privilege.  Any Party may share information with any Other Party on an “outside counsel only” basis.  Nothing in this Section 7.1 shall obligate the Parties to share any information regarding the value of the transaction or, absent the entry of a mutually acceptable joint defense agreement, information covered by the attorney client privilege, work product doctrine or other similar privilege.

(c)                                  Parent agrees to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve any objections that a Governmental Authority or any other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Merger, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date (including any extension thereof provided for in this Agreement or agreed to in writing by the Parties); provided, however, that notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.1 shall require, or be construed to require, any Party to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), divest itself of or limit the ownership of all or any portion of their respective businesses, assets or operations.

(d)                                 In furtherance and not in limitation of the covenants of the Parties contained in this Section 7.1, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging the Merger as violative of any Antitrust Law, each of Parent and the Partnership will use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

7.2                               Registration Statement; Proxy Statement.

(a)                                 As soon as practicable following the date of this Agreement, Parent and the Partnership will jointly prepare and file with the SEC the Proxy Statement and the Partnership and Parent will jointly prepare and Parent will file with the SEC the Registration

Statement, in which the Proxy Statement will be included as a prospectus.  Each of the Partnership and Parent will use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby.  Parent also agrees to use commercially reasonable efforts to obtain any necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  Each of Parent and the Partnership will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Parent Unitholders and Partnership Unitholders, respectively, as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by either Parent or the Partnership without providing the Other Parties a reasonable opportunity to review and comment thereon.  If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the Other Parties hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent Unitholders and the Partnership Unitholders.  The Parties will notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and will supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.

(b)                                 The Partnership will, as soon as reasonably practicable following the date of this Agreement, establish a record date for, and, subject to Section 7.3, as soon as reasonably practicable following the Registration Statement being declared effective by the SEC, duly call, give notice of, convene and hold, the Partnership Meeting.  If reasonably practicable, the Partnership Meeting shall be held within 45 days after the mailing of the Proxy Statement.  Subject to Section 7.3, the Partnership GP will, through the Partnership Board, (i) determine that the Merger is in the best interests of the Partnership and the Partnership Unitholders and (ii) recommend that the Partnership Unitholders approve this Agreement and the transactions contemplated hereby, including the Merger (the “Partnership Board Recommendation”).  The Proxy Statement shall (subject to Section 7.3) include the Partnership Board Recommendation.  Unless this Agreement is terminated in accordance with Article IX, the Partnership’s obligations to call, give notice of and hold the Partnership Meeting in accordance with this Section 7.2(b) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Proposal or Alternative Proposal, or by any Partnership Change in Recommendation.  Without limiting the generality of the foregoing, the Partnership agrees that: (i) unless this Agreement is validly terminated in accordance with Article IX (including, if applicable, upon payment of the Termination Fee), the Partnership shall not submit any Superior Proposal to a vote of the Partnership Unitholders; and (ii) the Partnership shall not (without Parent’s prior written consent) adjourn, postpone or, subject to termination of this Agreement in accordance with Article IX, cancel (or propose, publicly or otherwise, or resolve to adjourn, postpone or cancel) the Partnership Meeting.  Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Meeting without Parent’s prior written consent up to the Business Day prior to the Outside Date (A) in the absence of proxies sufficient to obtain the Partnership Unitholder Approval, to solicit additional proxies for the purpose of obtaining Partnership Unitholder Approval, (B) in the absence of a quorum or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Partnership has determined after consultation with outside legal counsel is necessary for such supplemental or amended disclosure to be disseminated and reviewed by the Partnership Unitholders prior to Partnership Meeting.  Notwithstanding anything to the contrary in this Agreement, if there occurs a Partnership Change in Recommendation and this Agreement is not terminated in accordance with Article IX, the Partnership shall remain required to call, hold and convene the Partnership Meeting unless this Agreement has been terminated in accordance with its terms.

(c)                                  Parent will, as soon as reasonably practicable following the date of this Agreement, establish a record date for, and as soon as reasonably practicable following the Registration Statement being declared effective by the SEC, duly call, give notice of, convene and hold, the Parent Meeting.  Parent will, through the Parent Board, recommend to the Parent Unitholders approval of the New Common Unit Issuance (the “Parent Board Recommendation”).  Without limiting the generality of the foregoing, Parent shall not (without the Partnership’s prior consent) adjourn, postpone, subject to the termination of the Agreement in accordance with Article IX, cancel (or propose, publicly or otherwise, or resolve to postpone or cancel) the Parent Meeting.  The Proxy Statement shall include the Parent Board Recommendation.  Parent shall take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable (including soliciting proxies or postponing or adjourning the Parent Meeting up to the Business Day prior to the Outside Date) for the purposes of (i) obtaining a quorum at the Parent Meeting and (ii) obtaining the Parent Unitholder Approval.  Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Meeting without the Partnership’s prior written consent (i) to solicit additional proxies for the purpose of obtaining Parent Unitholder Approval up to the Business Day prior to the Outside Date, (ii) in the absence of a quorum or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent Unitholders prior to Parent Meeting.

(d)                                 The Parties shall use their reasonable best efforts to hold the Parent Meeting and the Partnership Unitholder Meeting on the same day at the same time.

7.3                               Alternative Proposals; Change in Recommendation.

(a)                                 The Partnership will, and will cause its Subsidiaries and its and their respective directors, officers, and employees to, and will use its reasonable best efforts to cause their respective other Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal.  Except as permitted by this Section 7.3, the Partnership will not, and will cause its Subsidiaries and its and their respective directors, officers and employees not to, and will use reasonable best efforts to cause their respective other Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that would reasonably be expected to lead to the submission of any Alternative Proposal, or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or that would reasonably be expected to lead to, any Alternative Proposal.  Notwithstanding anything to the contrary contained in this Agreement, if at any time following the date of this Agreement and prior to obtaining the Partnership Unitholder Approval, (1) the Partnership has received a written Alternative Proposal that was not solicited after the date of this Agreement and that the Partnership Board believes is bona fide, and that did not result from a material breach of this Section 7.3 and (2) the Partnership Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or would reasonably be likely to lead to or result in a Superior Proposal, then the Partnership may, subject to clauses (x), (y) and (z) below, (A) furnish information, including non-public information, with respect to the Partnership and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) substantially concurrently with furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Partnership gives Parent written notice of the identity of such Person and the Partnership’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, (y) the Partnership receives from such Person an executed confidentiality agreement between the Partnership and such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent and (z) the Partnership will provide to Parent any non-public information about the Partnership and its Subsidiaries that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(b)                                 In addition to the obligations of the Partnership set forth in Section 7.3(a), the Partnership will promptly (and in no event later than 24 hours after receipt) (i) advise Parent in writing of any Alternative Proposal (and any changes thereto) and the material terms and conditions of any such Alternative Proposal, including the identity of such Person making such Alternative Proposal, and (ii) provide Parent with copies of all written proposals or draft agreements received by the Partnership or any Representative of the Partnership setting forth the terms and conditions of, or otherwise relating to, such Alternative Proposal.  The Partnership will keep Parent reasonably informed of material developments with respect to any such Alternative Proposal, offers, inquiries or requests (and the Partnership shall promptly (and in no event later than 24 hours after receipt) provide Parent with copies of any additional written proposals received by the Partnership or that the Partnership has delivered to any third party making an Alternative Proposal relating to such Alternative Proposal) and of the status of any such discussions or negotiations.  The Partnership Entities agree that neither Partnership Entity nor any of the Subsidiaries of the Partnership will enter into any agreement with any person subsequent to the date of this Agreement that prohibits the Partnership from providing any information to Parent in accordance with this Section 7.3.

(c)                                  Except as otherwise provided in this Section 7.3, the Partnership Board shall not: (i) (A) withdraw, modify or qualify in any manner adverse to Parent the Partnership Board Recommendation, (B) fail to include the Partnership Board Recommendation in the Proxy Statement or (C) publicly approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal (any action described in this Section 7.3(c)(i) being referred to as a “Partnership Change in Recommendation”); (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Partnership or any of its Subsidiaries to execute or enter into (other than a confidentiality agreement under Section 7.3(a)(y)), any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Alternative Proposal; (iii) fail to announce publicly within ten Business Days after a tender offer or exchange offer relating to the Partnership Units shall have been commenced that the Partnership Board recommends rejection of such tender offer or exchange offer and reaffirming the Partnership Board Recommendation; or (iv) resolve, agree or publicly propose to, or permit the Partnership or any Representative of the Partnership to agree or publicly propose to take any of the actions referred to in this Section 7.3(c).  For the avoidance of doubt, a public statement that describes the Partnership’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Change in Recommendation.

(d)                                 Notwithstanding the foregoing, if (i) the Partnership receives a written Alternative Proposal (and such proposal is not withdrawn) that the Partnership Board believes is bona fide, (ii) such Acquisition Proposal did not result from a material breach of this Section 7.3 and (iii) the Partnership Board determines, after consultation with its financial advisors and outside legal counsel, that such Alternative Proposal constitutes a Superior Proposal, then the Partnership Board may at any time prior to obtaining the Partnership Unitholder Approval, terminate this Agreement and pay Parent a Termination Fee or effect a Partnership Change in Recommendation; provided, however, that the Partnership Board may not take such action pursuant to the foregoing unless:

(i)                                     the Partnership has provided prior written notice to Parent specifying in reasonable detail the reasons for such action (including a description of the material terms of such Superior Proposal and delivering to Parent a copy of any current draft of any proposed definitive agreement providing for the Alternative Proposal for such Superior Proposal in the form to be entered into and any other relevant proposed transaction agreements) at least two Business Days in advance of its intention to take such action with respect to a Partnership Change in Recommendation, unless at the time such notice is otherwise required to be given there are less than two Business Days prior to the Partnership Meeting, in which case the Partnership will provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Notice Period”) (it being understood and agreed that any material amendment to the terms of a Superior Proposal shall require a new notice pursuant to this Section 7.3(d)(i) and a new Notice Period); and

(ii)                                  during the Notice Period, the Partnership has negotiated with Parent in good faith (to the extent Parent desires to negotiate) regarding any revisions to or adjustments in the terms and conditions of this Agreement proposed by Parent.

(e)                                  Notwithstanding anything in this Agreement to the contrary, the Partnership Board is permitted, at any time prior to obtaining the Partnership Unitholder Approval, other than in connection with an Alternative Proposal, to make a Partnership Change in Recommendation in response to an Intervening Event, but only if (i) prior to taking any such action, the Partnership Board determines in good faith, after consultation with and considering the advice of the Partnership’s outside legal counsel, that failure to take such action would be inconsistent with its duties under applicable Delaware law, the Existing Partnership Agreement or the Partnership GP Agreement, (ii) the Partnership has given at least three Business Days’ advance written notice to Parent that the Partnership Board intends to take such action (which notice shall specify in reasonable detail the reasons for such action) and (iii) during such period the Partnership has negotiated with Parent in good faith (to the extent Parent desires to negotiate) regarding any revisions to or adjustments in the terms and conditions of this Agreement proposed by Parent.  If after compliance with the foregoing clauses (i) — (iii) the Partnership Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make a Partnership Change in Recommendation would be inconsistent with its duties under applicable Delaware law, the Existing Partnership Agreement or the Partnership GP Agreement, then the Partnership Board may, at any time prior to obtaining the Partnership Unitholder Approval, effect a Partnership Change in Recommendation.  An “Intervening Event” means a material event, circumstance, state of facts, occurrence, development or change that did not exist or was not known to the Partnership Board on the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable by the Partnership Board as of the date of this Agreement), which event, circumstance, state of facts, occurrence, development or change, or any material consequences thereof, becomes known to the Partnership Board prior to the receipt of the Partnership Unitholder Approval; provided, however, that (A) in no event shall the receipt, existence, potential for or terms of an Alternative Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event and (B) if the Intervening Event relates to a change, event, development, circumstance, condition, occurrence or effect involving the Partnership, then none of the following changes, events, developments, circumstances, conditions, occurrences or effects shall constitute an Intervening Event: (1) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions; and changes in oil, natural gas, condensate or natural gas liquids prices or prices of other commodities, including changes in price differentials; (2) changes in general economic conditions in the (v) oil and gas exploration and production industry, (w) natural gas gathering, compressing, treating, processing and transportation industry generally, (x) the natural gas liquids fractionating and transportation industry generally, (y) the crude oil and condensate logistics and marketing industry generally, and (z) the natural gas marketing and trading industry generally; (3) the announcement or pendency of this Agreement (including, for the avoidance of doubt, performance of obligations under this Agreement); and (4) changes in any Laws or regulations applicable to the Partnership or the industries in which the Partnership or Parent operate or applicable accounting regulations or the interpretations thereof.

(f)                                   Nothing contained in this Agreement will prevent the Partnership or the Partnership Board from taking and disclosing to the Partnership Unitholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) or from making any legally required disclosure to Partnership Unitholders.  Any “stop-look-and-listen” communication by the

Partnership or the Partnership Board to the Partnership Unitholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) will not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Parent of, all or a portion of the Partnership Board Recommendation.

(g)                                  The Partnership acknowledges and agrees that any action inconsistent with any provision set forth in this Section 7.3 that is taken by a Representative of the Partnership that, if taken by the Partnership would have been a material breach of this Section 7.3, shall be deemed to constitute a breach of such provision by the Partnership.

(h)                                 For purposes of this Agreement:

(i)                                     “Alternative Proposal” means any proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act) other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Partnership equal to 20% or more of the consolidated assets of the Partnership or to which 20% or more of the Partnership’s revenues or earnings are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the Partnership’s equity securities, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the Partnership’s equity securities or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership that is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the Partnership’s consolidated assets or equity interests; in each case, other than the transactions contemplated by this Agreement.

(ii)                                  “Superior Proposal” means a written offer that was not solicited after the date of this Agreement and that was obtained after the date of this Agreement, (A) to acquire, directly or indirectly, (1) more than 50% of the outstanding equity securities of the Partnership or (2) more than 50% of the assets of the Partnership and its Subsidiaries, or (B) related to a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transactions involving the Partnership, in each case made by a third party, which did not result from a material breach of this Section 7.3, is on terms and conditions that the Partnership Board determines in good faith, after consultation with its financial advisors and outside legal counsel, to be more favorable to the Partnership Unitholders than the Merger, taking into account at the time of determination (a) relevant financial considerations, (b) the identity of the person making such offer, (c) the anticipated timing, conditions and prospects for completion of the transactions contemplated by such offer, (d) the other terms and conditions of such offer and the implications thereof on the Partnership, including relevant legal, regulatory and other aspects of such offer and (e) any changes to the terms of this Agreement that as of that time had been committed to by Parent in writing.

7.4                               Access to Information; Confidentiality.

(a)                                 Upon reasonable notice, each Party shall, and shall cause each of its Subsidiaries to afford to the Other Parties and their respective Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.  Each Party shall furnish promptly to the Other Parties (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such Party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the Other Parties may reasonably request (including information necessary to prepare the Proxy Statement and the Registration Statement).  Without limiting the foregoing, the Partnership shall deliver or cause to be delivered to Parent (1) on a monthly basis reports specifying the capital expenditures, operating expenses, production and completed and in-progress activities of the Partnership and its Subsidiaries, together with a comparison to the relevant items in the Partnership’s 2015 budget, and (2) weekly operating reports, in each case, to the extent as prepared by the Partnership in the ordinary course of business consistent with past practice.  Except for disclosures permitted by the terms of the Confidentiality Agreement, each Party and its Representatives shall hold information received from the Other Parties pursuant to this Section 7.4 in confidence in accordance with the terms of the Confidentiality Agreement.

(b)                                 This Section 7.4 shall not require any Party to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such Party would reasonably be expected to result in (i) any violation of any contract or Law to which such Party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such Party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such Party’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such Party’s position in any pending or, what such Party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if such Party or any of its Subsidiaries, on the one hand, and the Other Parties or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i) the Parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of the Other Parties shall be provided access to such information; provided, further, that the Party being requested to disclose the information shall (x) notify the Other Parties that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to the Other Parties in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 7.4(b)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

7.5                               Public Statements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership.  Parent and the Partnership will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its Parent entity’s capital stock is traded, provided such Party uses reasonable best efforts to afford the Other Parties an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same; provided, however, that this Section 7.5 shall not be deemed to restrict in any manner the Partnership’s ability to communicate with its employees and that the Partnership shall not be required by this Section 7.5 to consult with any Other Party with respect to a public announcement in connection with the receipt and existence of an Alternative Proposal and matters related thereto or a Partnership Change in Recommendation, subject to the obligations set forth in Section 7.3.

7.6                               Confidentiality.  The obligations of Parent and the Partnership under the Confidentiality Agreement shall remain in full force and effect and all information provided to any Party hereto or its Representatives pursuant to or in connection with this Agreement is deemed to be “Evaluation Material” as defined in the Confidentiality Agreement; provided, however, that nothing in the Confidentiality Agreement shall be deemed to restrict the performance by the Partnership or Parent of their respective obligations under this Agreement, and in the case of any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement the terms of this Agreement shall control.

7.7                               Takeover Laws.  Neither the Partnership nor Parent will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from the Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

7.8                               New Common Units Listed.  Parent will use its commercially reasonable efforts to list, prior to the Closing, on the NASDAQ Global Select Market, upon official notice of issuance, the New Common Units.

7.9                               Third-Party Approvals.

(a)                                 Subject to the terms and conditions of this Agreement, Parent and the Partnership and their respective Subsidiaries will cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable.  Each of Parent and the Partnership has the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and promptly.  Each Party hereto agrees that it will consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the Other Parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)                                 Each of Parent and the Partnership agrees, upon request, to furnish the Other Parties with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement, the Registration Statement or any filing, notice or application made by or on behalf of such Other Parties or any of such Other Party’s Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby.

(c)                                  This Section 7.9 shall not apply to (i) approval under Antitrust Laws or (ii) approval of the SEC of the Registration Statement and Proxy Statement.

7.10                        Indemnification; Directors’ and Officers’ Insurance.

(a)                                 Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Existing Partnership Agreement, the Supplemental Indemnification Agreements, this Agreement or, if applicable, similar organizational documents or agreements of any of the Partnership’s Subsidiaries, from and after the Effective Time, Parent and the Surviving Entity, jointly and severally, will: (i) indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of Partnership GP LLC, Partnership GP, the Partnership or any of its Subsidiaries and also with respect to any such Person, in such Person’s capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (regardless of whether such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of Partnership GP LLC, Partnership GP, the Partnership or any of its Subsidiaries and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law in connection with any Claim or Action and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 15 days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim or Action in advance of the final disposition of such Claim or Action, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security.  The indemnification and advancement obligations of Parent and the Surviving Entity pursuant to this Section 7.10(a) extend to acts or omissions occurring at or before the Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of Partnership GP LLC, Partnership GP, the Partnership or any of its Subsidiaries after the date of this Agreement and inure to the benefit of such person’s heirs, executors and personal and legal representatives.  As used in this Section 7.10: (x) the term “Claim” means any threatened, asserted, pending or completed action or proceeding, whether instituted by any Party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, employee, member, trustee or other fiduciary of the Partnership GP LLC, Partnership GP, the Partnership or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of any thereof; (y) the term “Indemnification Expenses” means documented out of pocket attorneys’ fees and expenses and all other reasonable and documented out of pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is sought pursuant to this Section 7.10(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party; and (z) the phrase “to the fullest extent authorized or permitted by applicable Law” includes, but is not limited to (1) to the fullest extent authorized or permitted by any provision of the DRULPA and the DLLCA that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DRULPA and the DLLCA and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the DRULPA and the DLLCA adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves, provided that any amendment, alteration or repeal of the DRULPA or the DLLCA that adversely affects any right of any

Indemnified Party will be prospective only and does not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.  Neither Parent nor the Surviving Entity will settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b)                                 Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Existing Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Partnership GP LLC, Partnership GP or the Partnership’s Subsidiaries) and indemnification agreements (including the Supplemental Indemnification Agreements) of Partnership GP LLC, Partnership GP, the Partnership or any of its Subsidiaries will be assumed by the Surviving Entity and Parent in the Merger, without further action, at the Effective Time and will survive the Merger and continue in full force and effect in accordance with their terms.

(c)                                  For a period of six years from the Effective Time, the Existing Partnership Agreement and the organizational documents of the Partnership’s Subsidiaries will contain provisions no less favorable with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in the Existing Partnership Agreement and Supplemental Indemnification Agreements, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification is required by Law and then only to the minimum extent required by Law; provided, however, that any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; and provided further that all rights to indemnification in respect of any Action pending or asserted or any Claim made within such period continue until the disposition of such Action or resolution of such Claim.

(d)                                 For a period of six years from the Effective Time, Parent will maintain in full effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but Parent is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of this Agreement (the “Maximum Amount”) and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 7.10(d) would cost in excess of that amount.  If Parent elects, then Parent may, on or prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy, if purchased by the Partnership, exceed six times the Maximum Amount and, if such a “tail policy” is purchased, neither Parent nor the Surviving Entity shall have any further obligations under this Section 7.10(d).

(e)                                  If Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Entity assume the obligations set forth in this Section 7.10.

(f)                                   Parent will cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 7.10.

(g)                                  This Section 7.10 survives the consummation of the Merger and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Entity and their respective successors and assigns.

7.11                        Notification of Certain Matters.  The Partnership shall give prompt notice to Parent, and Parent shall give prompt notice to the Partnership, to the extent in each case it obtains Knowledge thereof, of (a) any notice or other communication received by such Party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent is reasonably likely to be material to the Partnership or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries and that relate to the Merger, and (c) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby that would result in the failure to be satisfied of any of the conditions to the Closing in Article VIII; provided that, in the case of clause (c), the failure to comply with this Section 7.11 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VIII, or give rise to any right to terminate this Agreement under Article IX, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

7.12                        Section 16 Matters.  Prior to the Effective Time, Parent and the Partnership will take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Partnership Common Units (including derivative securities with respect to Partnership Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.13                        Distributions.  Each of the Partnership and Parent will consult with the Other Party regarding the declaration and payment of distributions in respect of Partnership Common Units, the Parent Common Units, Parent Class B Units, and Parent Preferred Units occurring after the date of this Agreement, and the record and payment dates relating thereto, to ensure that no Partnership Unitholder receives two distributions, or fails to receive one distribution, for any single calendar month or quarter, as applicable, with respect to either (a) the Partnership Common Units or (b) the Parent Common Units any such Partnership Unitholder will receive in exchange for Partnership Common Units pursuant to the Merger.

7.14                        Employee Matters.

(a)                                 From the date of this Agreement until the date that is five days prior to the Closing Date (the “Interview Period”), Parent shall have the right to conduct interviews with respect to all of the Employees.  At any time prior to the expiration of the Interview Period, Parent shall, in its sole discretion, determine and inform the Partnership of which Employees Parent will make an offer of employment to effective as of and expressly conditioned upon the completion of the Closing.  Any Employee designated to receive an offer of employment from Parent or Parent’s Affiliate shall be deemed an “Offered Employee.”  The Parent or Parent’s Affiliate’s offer of employment may be in the form of a Qualified Offer or an Unqualified Offer.  Each offer of employment shall be in writing and is expressly subject to an Offered Employee’s satisfaction of Parent’s standard on-boarding process and procedures, including pre-employment drug testing and background check procedures.  Parent shall inform the Partnership promptly of the identity of any Offered Employee who does not accept the applicable employment offer of Parent or Parent’s Affiliate.  Offered Employees who accept an applicable offer of employment from Parent or Parent’s Affiliate and commence employment with the Parent or Parent’s Affiliate on the Closing Date shall be deemed “Continuing Employees.”  If an Employee that Parent or Parent’s Affiliate wishes to offer employment is not actively at work five days prior to Closing Date because the Employee is on workers’ compensation, on an approved leave of absence (including an approved leave of absence with a legal or contractual right to reinstatement, military leave, maternity leave, or leave under the Family and Medical Leave Act of 1993) or absent due to disability, illness or other similar circumstance (each, an “Absent Employee”)), Parent or Parent’s Affiliate shall make such offer of employment to be effective upon the expiration of the approved leave of absence or the Absent Employee’s other return from workers’ compensation, disability, illness or other similar circumstance, provided that such offer of employment shall remain valid no longer than 90 days following the Closing Date.  An Absent Employee who does not return to work after the expiration of an approved leave of absence or otherwise under the preceding sentence shall not be considered a Continuing Employee hereunder and their offer of employment shall be null and void.  The Partnership shall cause the Partnership or its Subsidiary, as applicable, to terminate the employment of all of the Employees effective as of and expressly conditioned upon the completion of the Closing.  Except as otherwise provided within this Agreement or a Partnership Employee Benefit Plan, if any Offered Employee elects not to become a Continuing Employee (a “Retiring Employee”), none of the Partnership, Parent or any of their respective Affiliates shall have any obligation to pay severance or any other benefit to such Retiring Employee.

(b)                                 For a period of one year following the Effective Time (or, if earlier, the date of termination of the applicable Continuing Employee) (the “Continuation Period”), Parent

shall, and shall cause its Affiliates to, provide each of the Continuing Employees who remains in the active employment of Parent or any of its Affiliates with (i) a base salary or wages that are no less than such Continuing Employee’s base salary or wages as of the Effective Time and (ii) employee benefits that are no less favorable, in the aggregate, than the employee benefits that Parent provides to its similarly situated employees during such period.

(c)                                  The provisions of this Section 7.14 are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Partnership or any of their respective Affiliates, other than the Parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 7.14) under or by reason of any provision of this Agreement.  Nothing in this Section 7.14 amends, or will be deemed to amend (or prevent the amendment or termination of) any Partnership Employee Benefit Plan or any Parent Employee Benefit Plan.  Parent (i) has no obligation to continue to employ or retain the services of any Continuing Employee for any period of time following the Effective Time and (ii) except as specifically provided in this Section 7.14, will be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion.  Notwithstanding anything to the contrary in this Section 7.14(c) or within any Partnership Employee Benefit Plan, any decisions made by the Partnership, the Parent or any Parent Affiliate, either prior to, in connection with or following the Effective Time, with respect to any participants under such arrangements or plans, shall be made by the appropriate party exercising its good faith discretion and, to the extent that a disagreement or dispute arises over any issue related to a Partnership Employee Benefit Plan that is not already subject to customary ERISA claims procedures, such disagreement or dispute shall be submitted to mandatory arbitration.

7.15                        Transaction Litigation.  The Partnership shall give Parent the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership, Partnership GP, Partnership GP LLC or their respective directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent shall give the Partnership the opportunity to participate in the defense or settlement of any security holder litigation against the Parent or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of the Partnership, which consent shall not be unreasonably withheld, conditioned or delayed.

7.16                        Financing Cooperation.  Prior to the Effective Time, the Partnership Entities shall, and shall cause their respective Subsidiaries and their respective Representatives to, at Parent’s sole cost and expense, provide all cooperation that is reasonably necessary, proper or advisable in connection with any financing by Parent or any of its Subsidiaries in connection with the Transactions and the transactions contemplated by the LRR Agreement as may be reasonably requested by Parent or its Representatives.  Without limiting the generality of the foregoing, the Partnership Entities shall, and shall cause their respective Subsidiaries and use commercially reasonable efforts to cause their respective Representatives to, (i) furnish, as promptly as practicable, the report of the Partnership’s auditor on the most recently available audited consolidated financial statements of the Partnership and its Subsidiaries and use its commercially reasonable efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice, and use commercially reasonable efforts to cause such auditor to provide customary comfort letters (providing “negative assurance” comfort) and drafts thereof to the underwriters, administrative agent, lenders, initial purchasers or placement agents, as applicable, in connection with such financing by Parent; (ii) use commercially reasonable efforts to furnish, as promptly as practicable, financial statements and other financial data of the Partnership as would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering to consummate any offering(s) of securities contemplated by such financing; (iii) provide reasonable and customary assistance in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda, private placement memoranda and other marketing and syndication materials (including the provision of authorization letters and a representation with respect to the presence or absence of material non-public information) reasonably requested by Parent, including by making available, at reasonable times and on reasonable advance notice, employees and advisors of the Partnership Entities; (iv) in a reasonable number of meetings, lender presentations, due diligence sessions, drafting sessions and road shows, in each case, upon reasonable advance notice and at mutually agreed times; (v) assisting Parent in connection with the preparation and registration of (but not executing) any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or documents as may be reasonably requested by Parent or the Financing Sources or otherwise reasonably facilitating the pledging of collateral in connection with the financing of the Transactions and the transactions contemplated by the LRR Agreement (provided that such documents will not take effect until the Effective Time); (vi) using commercially reasonable efforts to ensure that any syndication efforts benefit from existing lending and investment banking relationships; and (vii) providing all customary documentation and other information about the Partnership, the Partnership GP and their respective Subsidiaries requested by Parent or the Financing Sources in connection with the financing of the Transactions and the transactions contemplated by the LRR Agreement and required under applicable “know your customer” sanctions and anti-money-laundering rules and regulations; provided that (x) none of the Partnership or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with such financing or to take any action that would be prohibited by any applicable Law or cause a default of, or breach under, or otherwise violate any Partnership Material Agreement, in each case except for any payment, incurrence or action that is conditioned upon, and shall not take effect until, the Effective Time, (y) no obligations of the Partnership or any of its Subsidiaries under any certificate, opinion, contract, indenture or other document or instrument delivered pursuant to this Section 7.16 shall be effective until the Effective Time, and none of the Partnership or any of its Subsidiaries shall be required to take any action pursuant to this Section 7.16 under any certificate, opinion, contract, indenture or other document or instrument that is not contingent upon the Closing or that would be effective prior to the Effective Time and (z) none of the Partnership or its senior officers shall be required to engage in any action that would interfere unreasonably with the business of the Partnership and its Subsidiaries.  Parent shall indemnify and hold harmless the Partnership and its Subsidiaries, Partnership GP and their respective Representatives from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of any financing by Parent or any of its Subsidiaries in connection with the Transactions and the transactions contemplated by the LRR Agreement and any information utilized in connection therewith except (A) with respect to information supplied by the Partnership, its Subsidiaries and Representatives specifically for inclusion or incorporation by reference therein and/or (B) to the extent such losses and damages arise from the willful misconduct of the Partnership’s or any of its Subsidiaries’ Representatives.

ARTICLE VIII
CONDITIONS TO CONSUMMATION OF THE MERGER

8.1                               Mutual Closing Conditions.  The obligations of each of the Parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or waiver by both the Partnership and Parent) of each of the following:

(a)                                 Partnership Unitholder Approval has been obtained at the Partnership Meeting or an adjournment thereof.

(b)                                 Parent Unitholder Approval has been obtained at the Parent Meeting or an adjournment thereof.

(c)                                  No Law, order, judgment or injunction (whether preliminary or permanent) issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other Governmental Authority restraining, prohibiting or rendering illegal the consummation of the transactions contemplated by this Agreement (brought by a third party) is in effect.

(d)                                 The Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC.

(e)                                  The New Common Units deliverable to the holders of Partnership Common Units (including Partnership Restricted Units) as contemplated by this Agreement have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

8.2                               Additional Partnership Conditions to Closing.  The obligation of the Partnership to consummate the Merger is further conditioned upon satisfaction (or waiver by the Partnership) at or prior to the Closing of each of the following:

(a)                                 The representations and warranties of Parent contained in (i) this Agreement (other than in Section 6.2(a) and Section 6.10(a)) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) Section 6.2(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis inaccuracies, and (iii) Section 6.10(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(b)                                 Each and all of the agreements and covenants of the Parent Entities to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c)                                  The Partnership has received a certificate signed by the Chief Executive Officer of Parent, dated as of the Closing Date, to the effect set forth in Section 8.2(a) and Section 8.2(b).

(d)                                 The Partnership has received opinions of Vinson & Elkins L.L.P. dated as of the Closing Date, and based on facts, representations, assumptions and exclusions set forth or referred to in such opinion, to the effect that for U.S. federal income tax purposes:

(i)                                     except to the extent any cash received in lieu of fractional Parent Common Units pursuant to Section 3.3(d) is treated as proceeds from a Disguised Sale or is otherwise taxable, the Partnership will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code);

(ii)                                  except to the extent any cash received in lieu of fractional Parent Common Units pursuant to Section 3.3(d) is treated as proceeds from a Disguised Sale or is otherwise taxable, holders of Partnership Common Units will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code); provided that such opinion shall not extend to any holder who acquired Common Units from the Partnership in exchange for property other than cash; and

(iii)                               at least 90% of the gross income of the Partnership for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

In rendering such opinions, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Entities and the Partnership and any of their respective Affiliates as to such matters as such counsel may reasonably request.

8.3                               Additional Parent Conditions to Closing.  The obligation of the Parent Entities to consummate the Merger is further conditioned upon satisfaction (or waiver by Parent) at or prior to the Closing of each of the following:

(a)                                 The representations and warranties of the Partnership Entities contained in (i) this Agreement (other than in Section 5.2(a) and Section 5.10(a)) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (ii) Section 5.2(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis inaccuracies, and (iii) Section 5.10(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(b)                                 Each and all of the agreements and covenants of the Partnership Entities to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects; provided, however, that the Partnership Entities’ covenants and obligations set forth in Section 7.16 shall not serve as a condition pursuant to this Section 8.3(b).

(c)                                  Parent has received a certificate signed by the Chief Executive Officer of the Partnership GP, dated the Closing Date, to the effect set forth in Section 8.3(a) and Section 8.3(b).

(d)                                 Parent has received an opinion from Paul Hastings LLP dated as of the Closing Date, and based on facts, representations, assumptions and exclusions set forth or referred to in such opinion, to the effect that for U.S. federal income tax purposes,

(i)                                     no Parent Entity will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code);

(ii)                                  no gain or loss will be recognized by holders of Parent Common Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code); and

(iii)                               at least 90% of the combined gross income of each of Parent and the Partnership for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Entities and the Partnership and any of their respective Affiliates as to such matters as such counsel may reasonably request.

(e)                                  Parent has received the written resignation of each member of the Partnership Board and each officer of Partnership GP LLC, dated to be effective as of the Effective Time.

ARTICLE IX
TERMINATION

9.1                               Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)                                 by the mutual written consent of the Partnership and Parent;

(b)                                 by the Partnership or Parent if there is in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided that the right to terminate this Agreement under this Section 9.1(b) is not available to the Partnership, on the one hand, or Parent, on the other hand, if such order was primarily due to the failure of any Partnership Entity, on the one hand, or any of Parent or Merger Sub, on the other hand, to perform any of its obligations under this Agreement;

(c)                                  by Parent if (i) any Partnership Entity has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) any representation or warranty of any Partnership Entity becomes untrue, and, with respect to either clause (i) or (ii) above, which breach, failure to perform or untruth if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Sections 8.3(a) or (b) to be satisfied and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), is not cured (or does not become true) by the earlier of (x) the Outside Date or (y) within 30 days following receipt by the Partnership of notice of such breach, failure or untruth from Parent;

(d)                                 by the Partnership if (i) Parent has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) any representation or warranty of Parent becomes untrue, and, with respect to either clause (i) or (ii) above, which breach, failure to perform or untruth if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Sections 8.2(a) or (b) to be satisfied and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), is not cured (or does not become true) by the earlier of (x) the Outside Date or (y) within 30 days following receipt by Parent of notice of such breach, failure or untruth from the Partnership;

(e)                                  by the Partnership or Parent if the Closing does not occur on or before January 31, 2016 (the “Outside Date”); provided that such failure of the Closing to occur is not due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing;

(f)                                   by the Partnership or Parent if, after the final adjournment of the Partnership Meeting at which a vote of the Partnership Unitholders has been taken in accordance with this Agreement, the Partnership Unitholder Approval has not been obtained;

(g)                                  by the Partnership or Parent if, after the final adjournment of the Parent Meeting at which a vote of the Parent Unitholders has been taken in accordance with this Agreement, Parent Unitholder Approval has not been obtained;

(h)                                 by Parent prior to final adjournment of the Partnership Meeting, if a Partnership Change in Recommendation has occurred; or

(i)                                     by the Partnership, if this Agreement is terminated to enter into a definitive agreement relating to a Superior Proposal in accordance with Section 7.3, provided that the Partnership has complied with Section 9.4(e).

9.2                               Procedure Upon Termination.  In the event of termination of this Agreement by Parent or the Partnership, or both, pursuant to Section 9.1, written notice thereof will forthwith be given to the Other Party or Parties, and this Agreement will terminate without further action by Parent or the Partnership.

9.3                               Effect of Termination.  In the event that this Agreement is validly terminated as provided in Section 9.1, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent or the Partnership; provided, that the agreements and obligations of the Parties set forth in Section 7.6, this Section 9.3, Section 9.4 and Article X hereof will survive any such termination and are enforceable hereunder; provided further, that nothing in this Section 9.3 relieves any of Parent or the Partnership of any liability for fraud or any Willful Breach of any covenant or agreement contained herein occurring prior to termination, or as provided in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity (including, in the case of Parent, liability for damages based on the consideration that would have otherwise been payable to the holders of Partnership Units).  “Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a material breach of this Agreement.

9.4                               Fees and Expenses.

(a)                                 In the event that (i) an Alternative Proposal is publicly submitted, publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the Partnership Meeting (or, if the Partnership Meeting has not occurred, prior to the termination of this Agreement pursuant to Section 9.1(e)), (ii) this Agreement is terminated by the Partnership or Parent pursuant to Section 9.1(c) Section 9.1(e) or Section 9.1(f), and (iii) the Partnership enters into a definitive agreement with respect to, or consummates, an Alternative Proposal within 12 months after the date this Agreement is terminated, then the Partnership will pay to Parent the Termination Fee (or if the termination is made pursuant to Section 9.1(e), one half of the Termination Fee), upon the consummation of any such transaction.  For purposes of this Section 9.4(a), the term “Alternative Proposal” has the meaning assigned to such term in Section 7.3(h)(i), except that the references to “20% or more” are deemed to be references to “50% or more.”

(b)                                 In the event this Agreement is terminated (i) by Parent pursuant to Section 9.1(c) or (ii) by the Partnership pursuant to Section 9.1(d), in each of cases (i) and (ii), the non-terminating party will pay the terminating party, within two Business Days after the date of termination, the terminating Party’s Expenses.

(c)                                  In the event this Agreement is terminated by the Partnership or Parent pursuant to Section 9.1(g), then Parent will pay the Partnership, within two Business Days after the date of termination, the Termination Fee.

(d)                                 In the event this Agreement is terminated by Parent pursuant to Section 9.1(h), then the Partnership will pay to Parent, within two Business Days after the date of termination, the Termination Fee.

(e)                                  In the event this Agreement is terminated by the Partnership pursuant to Section 9.1(i), then the Partnership will immediately prior to or simultaneously with such termination pay to Parent the Termination Fee.

(f)                                   Any payment of the Termination Fee or Expenses will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

(g)                                  Each of the Parties acknowledges that the provisions of this Section 9.4 are an integral part of the transactions contemplated hereby and that, without these agreements, the Other Party or Other Parties would not enter into this Agreement.  The Parties agree that in the event that the Partnership pays the Termination Fee to Parent, the Partnership has no further liability to Parent of any kind in respect of this Agreement and the transactions contemplated hereby.

(h)                                 As used herein, “Termination Fee” means a cash amount equal to $20,000,000.

(i)                                     As used herein, “Expenses” means the reasonable and documented out of pocket attorneys’ fees and all other costs and expenses incurred and paid by or on behalf of the Partnership or Parent, as applicable, to any third party in connection with the review, evaluation, negotiation, documentation and performance of the Merger and the other transactions contemplated by this Agreement; provided that in no event shall the Expenses exceed $2,317,700.

(j)                                    In no event shall Parent be entitled to more than one payment of the Termination Fee in connection with this Agreement pursuant to which the Termination Fee is payable, and if the Termination Fee is payable at such time as Parent has already received payment or concurrently receives payment from the Partnership in respect of Parent’s Expenses, the Termination Fee shall be reduced by the amount of such Expenses actually received by Parent.

(k)                                 Except as otherwise provided in this Agreement, including in this Section 9.4(k), each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated by this Agreement; provided, that Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Proxy Statement.

ARTICLE X
MISCELLANEOUS

10.1                        Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval or the Parent Unitholder Approval, by written agreement of the Parties hereto, by action taken or authorized by their respective boards of directors; provided, however, that following receipt of (a) the Partnership Unitholder Approval, there will be no amendment or change to the provisions of this Agreement that by Law would require further approval by the Partnership Unitholders without such approval and (b) Parent Unitholder Approval, there will be no amendment or change to the provisions of this Agreement that by Law would require further approval by the Parent Unitholders without such approval.

10.2                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement.  Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

10.3                        Governing Law.  This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

10.4                        Notices.  All notices and other communications hereunder will be in writing and deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):

(a)                                 If to Parent or Merger Sub, to:

Vanguard Natural Resources, LLC

5847 San Felipe, Suite 3000

Houston, Texas 77057

Attention:  Scott W. Smith, President and Chief Executive Officer

Facsimile:  (832) 327-2260

With copies to (which does not constitute notice):

Paul Hastings LLP

600 Travis Street, 58th Floor

Houston, Texas 77002

Attention:  James E. Vallee and Douglas V. Getten

Facsimile:  (713) 353-3100

(b)                                 If to the Partnership or Partnership GP, to:

Eagle Rock Energy Partners, L.P.

1415 Louisiana Street, Suite 2700

Houston, Texas 77002

Attention:  Charles C. Boettcher, Senior Vice President and General Counsel

Facsimile:  (281) 715-4142

With copies to (which does not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas  77002

Attention:  Stephen M. Gill

Shaun J. Mathew

Facsimile:  (713) 615-5956

Notices will be deemed to have been received (a) on the date of receipt if (i) delivered by hand or overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder) or (b) on the date five Business Days after dispatch by certified or registered mail.

10.5                        Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Other Parties, except that (a) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, (b) Parent may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly owned Subsidiaries of Parent, and (c) the Partnership may assign any of its rights (but not delegate any of its obligations) under Section 9.4 of this Agreement to one or more wholly owned Subsidiaries of Partnership, but, in each case, no such assignment shall relieve the assigning party of any of its obligations hereunder.  Any purported assignment not permitted under this Section 10.5 shall be null and void.

10.6                        Entire Understanding; No Third-Party Beneficiaries.  This Agreement, together with the Registration Rights Agreement, the Voting Agreement and the Confidentiality

Agreement, constitutes the entire agreement and understanding of the Parties with respect to the matters therein and supersedes all prior agreements and understandings on such matters.  The provisions of this Agreement are binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors except (a) as provided in Section 7.10 (which will be to the benefit of the Persons referred to in such Section), (b) following the Effective Time, the rights of holders of Partnership Common Units to receive the Merger Consideration and (c) as provided in Section 10.13 (which will be to the benefit of and enforceable by the Financing Sources).

10.7                        Severability.  Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10.8                        Jurisdiction.

(a)                                 Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable.  The Parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

(b)                                 Each of the Parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

(c)                                  Each of the Parties agrees that it will not, and it will not permit any of its controlled Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source or any Finance Related Party, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the financing or the performance thereof, in any forum other than the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan (and the Parties hereto agree to submit to the exclusive jurisdiction of, and venue in, such court in connection therewith), and that the provisions of Section 10.9 relating to waiver of jury trial shall apply to such action, cause of action, claim, cross-claim or third-party claim.

10.9                        Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.10                 No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Party hereto has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

10.11                 Specific Performance.  The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 10.11 in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) each Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.12                 Survival.  Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the Parties in Sections 3.3, 3.4, 3.5, 7.10, 7.15 and Article X will survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the Parties in Sections 7.6, 9.2, 9.3 and 9.4, and this Article X will survive such termination.  The Confidentiality Agreement shall

(a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

10.13                 No Recourse to Financing Sources.  Notwithstanding anything herein to the contrary, the Partnership Entities agree, on behalf of themselves and each of their former, current or future officers, directors, managers, employees, members, partners, Partnership Unitholders, agents and other representatives and controlled Affiliates (the “Partnership Parties”) that Parent’s and Merger Sub’s financial institutions and their respective Affiliates (collectively “Financing Sources”), and each of their respective former, current or future general or limited partners, stockholders, managers, members, agents, representatives and Affiliates, and each of their successors and assigns (collectively, “Finance Related Parties”) shall not be subject to any liability or claims to the Partnership Parties in connection with the financing of or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise.  Notwithstanding anything to the contrary in this Agreement, (a) no amendment or modification to Section 10.6(c), Section 10.8(c) or this Section 10.13 (or amendment or modification with respect to any related definitions as they affect Section 10.6(c), Section 10.8(c) or this Section 10.13) shall be effective without the prior written consent of each Financing Source (on behalf of themselves and the applicable Finance Related Parties) and (b) each Financing Source and Finance Related Party shall be an express third party beneficiary of, and shall have the right to enforce, the second paragraph of Section 10.6(c), Section 10.8(c) or this Section 10.13 and any other claims or actions against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the financing or the performance thereof.  Each of the Parties hereto agrees that Section 10.3 notwithstanding, this Section 10.13 shall be interpreted and any action relating to this provision shall be governed by the laws of the State of New York.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

PARENT

VANGUARD NATURAL RESOURCES, LLC

By:	/s/ Scott W. Smith
Name:	Scott W. Smith
Title:	Chief Executive Officer

MERGER SUB

TALON MERGER SUB, LLC

By:	/s/ Richard A. Robert
Name:	Richard A. Robert
Title:	Authorized Person

EAGLE ROCK ENERGY PARTNERS, L.P.

By: Eagle Rock Energy GP, L.P., its general partner

By: Eagle Rock Energy G&P, LLC, its general partner

By:	/s/ Joseph A. Mills
Name:	Joseph A. Mills
Title:	Chief Executive Officer

EAGLE ROCK ENERGY GP, L.P.

By: Eagle Rock Energy G&P, LLC, its general partner

By:	/s/ Joseph A. Mills
Name:	Joseph A. Mills
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]